[EXECUTION VERSION]

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of January 31, 2019

USA TRUCK, INC.

and

ITS BORROWER SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Borrowers, and
ITS GUARANTOR SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Subsidiary Guarantors

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A., BMO HARRIS BANK N.A.,
and
SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

BMO HARRIS BANK N.A.,
and
SUNTRUST BANK,

as Syndication Agents

TABLE OF CONTENTS
Page

SECTION 1    DEFINITIONS; RULES OF CONSTRUCTION    1
1.Definitions     1

2.	Accounting Terms 29

3.	Uniform Commercial Code. 29
4.Certain Matters of Construction………………………………………………………….29 SECTION 2        CREDIT FACILITIES    30

1.	Revolver Commitment 30

2.	[Reserved.] 32

3.	Letter of Credit Facility 32
SECTION 3    INTEREST, FEES AND CHARGES    34

1.	Interest 34

2.	Fees 35

3.	Computation of Interest, Fees, Yield Protection 36

4.	Reimbursement Obligations. 36

5.	Illegality 36

6.	Inability to Determine Rates 37

7.	Increased Costs; Capital Adequacy 37

8.	Mitigation. 38

9.	Funding Losses 38

10.	Maximum Interest 38
SECTION 4    LOAN ADMINISTRATION    38

1.	Manner of Borrowing and Funding Revolver Loans 38

2.	Defaulting Lender 40

3.	Number and Amount of LIBOR Loans; Determination of Rate 41

4.	Borrower Agent 41

5.	One Obligation 41

6.	Effect of Termination 41
SECTION 5    PAYMENTS    41

1.	General Payment Provisions 41

2.	Repayment of Revolver Loans 42

3.	Application of Payments 43

4.	Payment of Other Obligations 43

5.	Marshaling; Payments Set Aside 43

6.	Application and Allocation of Payments 43

7.	Dominion Account 44

8.	Account Stated 44

9.	Taxes 44

10.	Lender Tax Information 46

11.	Nature and Extent of Each Borrower's Liability 48
SECTION 6    CONDITIONS PRECEDENT    50

1.	Conditions Precedent to Initial Loans 50

2.	Conditions Precedent to All Credit Extensions 51
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(continued)

SECTION 7    COLLATERAL    51
1.Grant of Security Interest    51

2.	Lien on Deposit Accounts; Cash Collateral 53

3.	Investment Property and other Equity Interests 53
4.Certificate of Title Collateral…………………………………………………………….54 7.5    Other Collateral    55

1.	Limitations 55

2.	Further Assurances 55

3.	Foreign Subsidiary Stock 55
SECTION 8    COLLATERAL ADMINISTRATION    56

1.	Borrowing Base Reports 56

2.	Accounts 56

3.	Equipment. 57

4.	Deposit Accounts and Securities Accounts 57

5.	General Provisions 58

6.	Power of Attorney 59
SECTION 9    REPRESENTATIONS AND WARRANTIES    59

1.	General Representations and Warranties 59

2.	Complete Disclosure 68
SECTION 10    COVENANTS AND CONTINUING AGREEMENTS    64

1.	Affirmative Covenants 64

2.	Negative Covenants 67

3.	Financial Covenant 73
SECTION 11    EVENTS OF DEFAULT; REMEDIES ON DEFAULT     73

1.	Events of Default 73

2.	Remedies upon Default 74

3.	License 75

4.	Setoff 75

5.	Remedies Cumulative; No Waiver 76
SECTION 12    AGENT     76

1.	Appointment, Authority and Duties of Agent 76

2.	Agreements Regarding Collateral and Borrower Materials 77

3.	Reliance By Agent 78

4.	Action Upon Default 78

5.	Ratable Sharing 78

6.	Indemnification 78

7.	Limitation on Responsibilities of Agent 78

8.	Successor Agent and Co-Agents 79

9.	Due Diligence and Non-Reliance 79

10.	Remittance of Payments and Collections 80

11.	Individual Capacities 80

12.	Titles 80
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Page

13.	Bank Product Providers 80

14.	No Third Party Beneficiaries 81
12.15    ERISA Representation…………………………………………………………………..86
SECTION 13    BENEFIT OF AGREEMENT; ASSIGNMENTS    81

1.	Successors and Assigns 81

2.	Participations 81

3.	Assignments 82

4.	Replacement of Certain Lenders 82
SECTION 14    MISCELLANEOUS    83

1.	Consents, Amendments and Waivers 83

2.	Indemnity 84

3.	Notices and Communications 84

4.	Performance of Borrowers' Obligations 85

5.	Credit Inquiries 85

6.	Severability 85

7.	Cumulative Effect; Conflict of Terms 85

8.	Counterparts; Execution 85

9.	Entire Agreement 85

10.	Relationship with Lenders 86

11.	No Advisory or Fiduciary Responsibility 86

12.	Confidentiality 86

13.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions. 87

14.	GOVERNING LAW 87

15.	Consent to Forum 87

16.	Waivers by Borrowers 87

17.	Patriot Act Notice 88

18.	NO ORAL AGREEMENT 88
SECTION 15    GUARANTY OF OBLIGATIONS    88

1.	Guaranty; Limitation of Liability 88

2.	Guaranty Absolute 89

3.	Waivers and Acknowledgments 90

4.	Subrogation 91

5.	Subordination 92

6.	Prohibited Payments, Etc 92

7.	Prior Payment of Guaranteed Obligations 92

8.	Turn-Over 92

9.	Agent Authorization 92

10.	Continuing Guaranty; Assignments 92
SECTION 16    AMENDMENT AND RESTATEMENT.     100

1.	Amendment and Restatement; No Novation 100

2.	Effect on Existing Loan Agreement and on the Obligations 100

3.	No Implied Waivers 100

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Page

4.	Reaffirmation of Liens and Loan Documents 100

5.	Loans Under the Existing Loan Agreement 101

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A    Assignment
Exhibit B    Assignment Notice

Schedule 1.1    Commitments of Lenders
Schedule 7.3.1    Pledged Interests
Schedule 8.4    Deposit Accounts
Schedule 8.5.1    Locations of Non-Equipment Collateral Schedule 8.5.2    Approved Self-Insurance Program Schedule 9.1.4    Names and Capital Structure
Schedule 9.1.8    Surety Obligations
Schedule 9.1.11    Patents, Trademarks, Copyrights and Licenses Schedule 9.1.12    Governmental Approvals
Schedule 9.1.14 Environmental Matters Schedule 9.1.15 Restrictive Agreements Schedule 9.1.16 Litigation
Schedule 9.1.18    ERISA Matters
Schedule 9.1.20    Labor Contracts
Schedule 10.2.1    Existing Debt
Schedule 10.2.2    Existing Liens Schedule 10.2.5    Existing Investments
Schedule 10.2.17    Existing Affiliate Transactions Schedule 10.2.20    Post-Closing

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of
January 31, 2019, among USA TRUCK, INC., a Delaware corporation ("Company"), and the Subsidiaries of the Company identified on the signature pages hereof or otherwise joined from time to time hereto as a borrower (such Subsidiaries, together with the Company, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), the Subsidiaries of the Company identified on the signature pages hereof or otherwise joined from time to time hereto as a guarantor (such Subsidiaries are referred to hereinafter each individually as a "Subsidiary Guarantor" or "Guarantor" and collectively as the "Subsidiary Guarantors" or "Guarantors"), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association, as collateral agent and administrative agent for the Lenders ("Agent").

R E C I T A L S:

Obligors have requested that Lenders amend and restate that certain Existing Loan Agreement (defined below) and continue to provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to continue to provide the credit facility and amend and restate the Existing Loan Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1    DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions. As used herein, the following terms have the meanings set forth below:

1031 Exchange Account: a deposit account of an Obligor that is (a) maintained at a depository bank selected by a qualified exchange intermediary contracted with by an Obligor and (b) maintained solely for purposes of receipt of the Net Cash Proceeds received by such Obligor in connection with a Permitted Asset Disposition that is part of a 1031 Qualified Exchange.

1031 Qualified Exchange: an exchange of property qualified under Section 1031 of the Code.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquired Revenue Equipment: (a) Revenue Equipment acquired in a Permitted Acquisition and
(b) Ordinary Course Acquired Revenue Equipment.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined based on the Consolidated Fixed Charge Coverage Ratio for the most recently ended Twelve Month Period that is the end of a Fiscal Quarter of the Borrowers, as set forth in the most recent Compliance Certificate received by the Agent following the end of a Fiscal Quarter pursuant to Section 10.1.2(c):

Pricing Level	Consolidated Fixed Charge Coverage Ratio	LIBOR Revolver Loans (and Letters of Credit)	Base Rate Revolver Loans
I	>= 2.00:1.00	1.25%	0.25%
II	<2.00:1.00 but >=1.00:1.00	1.50%	0.50%
III	<1.00:1.00	1.75%	0.75%

Until June 30, 2019, margins shall be determined as if Pricing Level I were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Consolidated Fixed Charge Coverage Ratio shall become effective on the first day of the month (commencing July 1, 2019) following each delivery by Borrowers to Agent of the financial statements for each month constituting the end of a Fiscal Quarter required to be delivered pursuant to Section 10.1.2(b) based upon Fixed Charge Coverage Ratio for the immediately preceding Fiscal Quarter; provided, however, that if the financial statements required pursuant to Section 10.1.2(b) are not delivered within the time periods specified in such section, then the Applicable Margin shall be determined at Pricing Level IV until such time as such financial statements are received.

Application Event: the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Revolver Termination Date, or (b) an Event of Default (for the avoidance of doubt, after giving effect to any notice and cure periods specified in the applicable Event of Default) and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 5.6.2.

Approved Collateral Agent: HCH Transportation Advisors, Inc. (“HCH”), or another sub-agent designated by the Agent from time to time (provided that (i) 10 days’ prior written notice of any such designation shall be given to the Borrower Agent, (ii) no such notice will be given before the date that is 90 days after the Closing Date, and (iii) the Agent shall use commercially reasonable efforts to cooperate with the Borrower and HCH in connection with HCH’s efforts to become an approved vendor of the Agent within 90 days after the Closing Date), engaged for the purposes of receiving, storing, handling and otherwise dealing with Certificates of Title as may be directed by the Agent pursuant to documentation acceptable to the Agent and, in the Agent’s good faith reasonable business judgment, capable of so receiving, storing, handling, and otherwise dealing with Certificates of Title on customary terms and conditions and within customary timeframes.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.

Approved Self-Insurance Program: the self-insurance program with respect to casualty, hazard, theft and similar losses currently maintained by the Borrowers in accordance with prudent business practice customary for similarly situated companies and described on Schedule 8.5.2 hereto, as modified or replaced from time to time in accordance with prudent business practice customary for similarly situated companies.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition (i) by Division, (ii) in connection with a sale-leaseback transaction or synthetic lease or (iii) otherwise.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of
Exhibit A or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication) of (a) the Dilution Reserve; (b) the Rent and Charges Reserve, (c) the Bank Product Reserve; (d) reserves relating to liabilities secured by Liens upon Collateral that are or may be senior to Agent's Liens or that may be required to be paid to permit or facilitate exercise of rights with respect to Collateral (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (e) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time, including, without limitation, with respect to statutory Liens described in clause (ii) of Section 10.2.2(d).

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of European Union, the implementing law for such EEA Member Country from time to time which described in the EU Bail-In Legislation Schedule.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, purchase card, p-card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day;
(b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolver Commitments or (ii) the sum of the Eligible Accounts Formula Amount, plus the Eligible Revenue Equipment Formula Amount, minus (b) the Availability Reserve; provided, however, that no Accounts, Equipment or other Property acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business shall be included in the calculation of the Borrowing Base until completion of applicable field examinations and appraisals (which shall not be included in the limits on the number of field examinations or appraisals provided in Section 10.1.1) satisfactory to Agent.

Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance satisfactory to Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capitalized Lease Obligation: that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent's good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. "Cash Collateralization" has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition;
(b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Certificate of Title: a certificate of title, certificate of ownership or other registration certificate issued or required to be issued for any asset under the certificate of title, registration or similar laws of any jurisdiction.

Certificate of Title Collateral: any Collateral covered by a Certificate of Title with respect to which the creation or perfection of a security interest therein is governed by state vehicle titling, certificate of title or registration statutes in the applicable jurisdiction and not by the UCC in such jurisdiction.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control:

(a)any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Company (or other securities convertible into such Equity Interests) representing 50% or more of the combined voting power of all Equity Interests of the Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of the Company;

(b)any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such Equity Interests;

(c)during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of the Company such that a majority of such Board of Directors are not Continuing Directors; or

(d)the Company fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Obligor.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral,
(d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender's Revolver Commitment "Commitments" means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company: as defined in the first paragraph of this Agreement.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Director: (a) any member of the Board of Directors who was a director (or comparable manager) of the Company on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets or Earnouts (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the Ordinary Course of Business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co- made, discounted, or sold with recourse) any obligation of any other Person that constitutes Debt under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Debt represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Debt, and (ii) the amount of any Debt which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days, unless such Lender notifies the Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower Agent); or (d) has, or has a direct or indirect parent company that has, become the subject of (i) an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or (ii) any Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent's Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined by Agent in its Permitted Discretion for the most recent Twelve Month Period of the Borrowers, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross revenue with respect to Accounts.

Dilution Reserve: at any date of determination, (a) with respect to Non-Investment Grade Eligible Accounts, (i) the percentage amount by which the Dilution Percent exceeds five percent (5%) times (ii) the amount of Non-Investment Grade Eligible Accounts of the Borrowers and (b) with respect to Investment Grade Eligible Accounts, (i) the percentage amount by which the Dilution Percent exceeds two percent (2%) times (ii) the amount of Investment Grade Eligible Accounts of the Borrowers.

Disqualified Equity Interests: any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Equity Interests), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Full Payment of the Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Revolver Termination Date; provided that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that if any such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations. The amount (or principal amount) of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dividend: as defined in Section 7.3.3.

Division: the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statute of any jurisdiction. "Divide" shall have the corresponding meaning.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Dominion Trigger Period: the period (a) commencing on the date that an Event of Default occurs and is continuing or Availability is less than the Dominion Trigger Threshold and (b) continuing until the date when (i) no Event of Default exists and (ii) during the previous 45 consecutive days Availability has not been less than the Dominion Trigger Threshold at any time.

Dominion Trigger Threshold: 10% of the Revolver Commitments.

Earn-Outs: unsecured liabilities of a Obligor arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including, without limitation, performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

EBITDA: for any period for the Company and its Subsidiaries on a consolidated basis, and subject to applicable Pro Forma Adjustments, (a) the consolidated net earnings (or loss) attributable to such assets or such Person, as the case may be, minus (b) without duplication, the sum of the following amounts attributable to such assets or such Person, as the case may be, for such period to the extent included in determining consolidated net earnings (or loss) for such period, in each case, determined in accordance with GAAP, (i) non-cash gains (including, without limitation, non-cash, extraordinary gains), and (ii) interest income, plus (c) without duplication, the sum of the following amounts attributable to such assets or such Person, as the case may be, for such period to the extent included in determining consolidated net earnings (or loss) for such period, in each case, determined in accordance with GAAP,

(i) non-cash losses (including, without limitation, non-cash extraordinary losses), (ii) Interest Expense, (iii) income taxes, (iv) depreciation and amortization, (v) one-time costs and expenses incurred in connection with the consummation of this Agreement and the refinancing of the Existing Loan Agreement in an aggregate amount not in excess of $800,000, (vi) costs and expenses incurred in the consummation of any Permitted Acquisition in an aggregate amount for each such Permitted Acquisition not in excess of $1,500,000 and (vii) non-cash compensation expense.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or
(a)any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or providing of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if any of the following exclusionary criteria are met (such criteria may be revised from time to time by Agent in its Permitted Discretion):

(a)it is unpaid for (i) more than 60 days after (A) the original due date or (B) any reissue date or rebilling date established in the Ordinary Course of Business, or (ii) in any event more than 90 days after the original invoice date;

(b)50% or more of the aggregate dollar amount of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c)when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(d)it does not conform with a covenant, representation or warranty with respect to Accounts made herein;

(e)it is owing by a creditor or supplier, or is otherwise subject to a potential (based on known facts) or asserted offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f)an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g)the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless (i) with respect to an Account Debtor organized or having its principal office or assets in Mexico, (A) the Account Debtor’s direct or indirect parent is organized and has its principal offices and assets in the United States, (B) the Account Debtor or its direct or indirect parent has a credit rating of at least Baa3 from Moody's or BBB- from S&P, and (C) the aggregate dollar amount owing by all such Account Debtors does not exceed $1,000,000, or (ii) the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent;

(h)it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;

(i)it is not subject to a duly perfected, first priority Lien in favor of Agent or is subject to any other Lien that is not a Permitted Lien;

(j)the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale or completed providing of services;

(k)it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l)the Account Debtor has made a partial payment (but ineligibility shall be limited to the extent of such unpaid amount);

(m)it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and- hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n)it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or

(o)	it has not been billed to the applicable Account Debtor; or

(p)it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

In calculating delinquent portions of Accounts under clauses (a) and (b) above, credit balances more than 90 days old will be excluded.

Eligible Accounts Formula Amount: the sum of (a) 90% (reducing to 85% at any time the Dilution Percent is greater than 2.0% for the most recent Twelve Month Period of determination) of the Value of Investment Grade Eligible Accounts; plus (b) 85% of the of the Value of Non-Investment Grade Eligible Accounts; plus (c) the lesser of (i) 85% of the of the Value of Eligible Unbilled Accounts and (ii) $10,000,000.

Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; and (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Eligible Revenue Equipment: Revenue Equipment owned by any Borrower that is deemed by Agent, in its Permitted Discretion, to be Eligible Revenue Equipment. Without limiting the foregoing, no

Revenue Equipment shall be Eligible Revenue Equipment if any of the following exclusionary criteria are met (such criteria may be revised from time to time by Agent in its Permitted Discretion):

(a)a Borrower does not have good, valid, and marketable title thereto;

(b)it does not conform with any covenant, representation or warranty with respect to Revenue Equipment made herein;

(c)when not in use by a customer, a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower);

(d)with respect to such item of Revenue Equipment, the Revenue Equipment Perfection Actions shall not have been completed;

(e)the acquisition or purchase of such item of Revenue Equipment was financed through a Capital Lease or other secured Debt (other than Debt evidenced by this Agreement or the other Loan Documents);

(f)	(i) it is damaged, defective or otherwise unfit for use in its intended purpose or
(ii) is obsolete, unmerchantable or is not in good working condition or not serviced or maintained in accordance in all material respects with industry standards; provided, however, that such Revenue Equipment shall not be deemed ineligible solely due to the fact that it is being repaired or serviced in the Ordinary Course of Business;

(g)it fails to meet in any material respect all applicable standards set by any applicable Governmental Authority to the extent such failure would require the removal from service of such Revenue Equipment;

(h)	it is not either used or held for sale in the Ordinary Course of Business; or

(i)it is located outside the United States or Canada; provided, that such Revenue Equipment will not be deemed ineligible solely due to limited use in Mexico in the Ordinary Course of Business.

Eligible Revenue Equipment Formula Amount: at any time, an amount equal to the product of (a) 85% multiplied by (b) the NOLV Percentage of Eligible Revenue Equipment multiplied by (c) the net book value of such Eligible Revenue Equipment (calculated on a basis consistent with Borrowers' historical accounting practices and inclusive of the book value of auxiliary power units attached to Eligible Revenue Equipment); provided, that in the case of any Ordinary Course Acquired Revenue Equipment which has not yet been appraised, Eligible Revenue Equipment Formula Amount shall include, until such time as the Agent receives an appraisal of such Ordinary Course Acquired Revenue Equipment from an appraisal company selected by Agent pursuant to Section 10.1.1(b), an amount equal to the product of (i) 85% multiplied by (ii) the net book value of such Ordinary Course Acquired Revenue Equipment.

Eligible Unbilled Accounts: those Unbilled Accounts created by any Borrower in the Ordinary Course of Business, that arise out of such Borrower's sale of goods or providing of services, that comply with each of the covenants, representations and warranties with respect to Accounts made herein, that both (a) would be Eligible Accounts but for their being unbilled to the applicable Account Debtor and (b) do not remain unbilled for a period of more than 15 days after the date on which the goods giving rise to such Unbilled Account were delivered to the Account Debtor or the services giving rise to such Unbilled Account were performed for the Account Debtor.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor's Insolvency Proceeding or otherwise).

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any actual or alleged noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or
(d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) excluding any standard termination filing, filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Event of Default: as defined in Section 11.

Excluded Deposit Accounts: (a) Excluded Trust Accounts, (b) zero balance disbursement accounts and (c) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $250,000 for any such account and $1,500,000 in the aggregate for all such accounts under this clause (c).

Excluded Capital Lease Payments: all balloon payments with respect to Capital Leases to the extent constituting a purchase of the subject Equipment and such Equipment becoming subject to the Agent's Lien and otherwise constituting Collateral in accordance with the Loan Documents.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient's failure to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax, and (e) U.S. federal withholding Taxes imposed pursuant to FATCA.

Excluded Trust Accounts: (a) Deposit Accounts the balance of which consists exclusively of
(i)withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any Obligor or
(ii)amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any Obligor, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Obligor, accounts, and (c) 1031 Exchange
Accounts.

Existing Loan Agreement: that certain Loan and Security Agreement dated as of February 5, 2015, as amended, supplemented or modified from time to time, by and among the Company, the borrowing subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the other agents, bookrunners and lenders party thereto.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts: (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (but excluding, for the avoidance of doubt, any proceeds received with respect to any insurance claim) and (b) if an Event of Default has occurred and is continuing, any payments received by any Borrower or any of its Subsidiaries not in the Ordinary Course of Business (and not constituting proceeds described in Section 5.2.1 of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (but excluding, for the avoidance of doubt, any proceeds received with respect to any insurance claim), (ii) indemnity payments (other than to the extent such indemnity payments after being received by any Borrower or any of its Subsidiaries are immediately payable by such Borrower or Subsidiary to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries), and (iii) any purchase price adjustment received in connection with any Permitted Acquisition.

Facility Guaranty: as defined in Section 15.1.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

Fee Letter: as defined in Section 3.2.3.

Financial Covenant Trigger Period: the period (a) commencing on the date that Availability is less than the Financial Covenant Trigger Threshold and (b) continuing until the date when (i) no Event of Default exists and (ii) during the previous 45 consecutive days Availability has not been less than the Financial Covenant Trigger Threshold at any time.

Financial Covenant Trigger Threshold: 10% of the Revolver Commitments.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent Twelve Month Period, of (a) EBITDA minus Non-Equipment Capital

Expenditures (except those financed with Borrowed Money other than Revolver Loans) minus cash income taxes paid minus Distributions, to (b) Fixed Charges.

Fixed Charges: the sum of (a) interest expense paid in cash (for the avoidance of doubt, other than payment-in-kind, amortization of financing fees, and other non-cash Interest Expense) for the most recent Twelve Month Period, (b) scheduled principal payments to be made on Borrowed Money consisting of current maturities of long term debt (other than Excluded Capital Lease Payments and repayment of Revolving Loans and drawings under Letters of Credit) in the immediately succeeding Twelve Month Period and (c) the Revenue Equipment Amortization Factor.

Floating LIBOR: for any day, a per annum rate equal to LIBOR in effect on such day for a 30 day interest period.

Floating LIBOR Loan: each set of LIBOR Revolver Loans or LIBOR Term Loans bearing interest based upon Floating LIBOR.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code.

Fronting Exposure: a Defaulting Lender's interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations (other than (i) Bank Products that the applicable Lender or Lender Affiliate affirmatively agrees to continue in effect without the benefit of the Liens granted pursuant to the Loan Documents and not to terminate and (ii) indemnity obligations that survive the termination of this Agreement and are unknown and not due and payable at such termination), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: each of the Subsidiary Guarantors party hereto providing the Facility Guaranty and each other Person that guarantees payment or performance of Obligations.

Guaranty: the Facility Guaranty and each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: a "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.

Intercompany Obligations: as defined in Section 15.5.

Intercompany Subordination Agreement: an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by each Borrower, each of its Subsidiaries, each of the other Obligors, and Agent, the form and substance of which is reasonably satisfactory to Agent.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower's business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

Investment Grade Eligible Accounts: Eligible Accounts owing from Accounts Debtors who have a credit rating of at least Baa3 from Moody's or BBB- from S&P.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office of Bank of America or any affiliate of Bank of America), or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lender Parties: the Agent, the Lenders and the Issuing Bank.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a "Lender" pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $15,000,000.

LIBOR: the per annum rate of interest (rounded up, if necessary, to the nearest 1/100th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided, further, that in no event shall LIBOR be less than zero.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines in consultation with Borrower Agent).

License: any material license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee (other than any shipper or other customer, truck, fueling, or rest stop, or drop lot, in each case in the Ordinary Course of Business), such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à- vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent's Liens on any material portion of the Collateral; (b) materially impairs the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract (other than the Loan Documents) under any securities law applicable to such Person, including the Securities Act of 1933; or
(a)for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Moody's: Moody's Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Cash Proceeds:

(a)with respect to any Asset Disposition by any Obligor or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Obligor or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Debt secured by any Permitted Lien on any asset (other than (A) Debt owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition, or the preparation of such assets for sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Deposit Account Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 5.3 at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)with respect to the issuance or incurrence of any Debt by any Obligor or any of its Subsidiaries, or the issuance by any Obligor or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Obligor or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only
(i)reasonable fees, commissions, and expenses related thereto and required to be paid by such Obligor or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries, and are properly attributable to such transaction.

NOLV Percentage: with respect to any Eligible Revenue Equipment of a Borrower, the product, expressed as a percentage, of (a) the net orderly liquidation value of such Eligible Revenue Equipment expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Eligible Revenue Equipment performed by an appraiser and on terms satisfactory to Agent, divided by (b) the net book value of such Eligible Revenue Equipment as of the date of that appraisal.

Non-Equipment Capital Expenditures: Capital Expenditures other than those made in respect of Revenue Equipment.

Non-Investment Grade Eligible Accounts: Eligible Accounts other than Investment Grade Eligible Accounts.

Notice of Borrowing: a request by Borrower Agent of a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course Acquired Revenue Equipment: Revenue Equipment acquired by an Obligor in the Ordinary Course of Business in connection with (a) purchases of new and unused Revenue Equipment and trailers not more than 5 years old, and (b) Revenue Equipment acquired upon termination or expiration of a capital or operating lease of an Obligor.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent in all material respects with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Borrowing Base Report, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.1.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), including any Multiemployer Plan or Multiple Employer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets (other than a de minimis amount of assets in relation to the assets being acquired), business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries and had positive EBITDA for the Twelve Month Period most recently ended; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(e), 10.2.1(h), 10.2.1(p), and 10.2.2(n); (e) either (i) pro forma Availability shall be not less than 20% of the aggregate Revolver Commitments for each day during the 30 day period prior to such Acquisition and immediately after giving effect thereto; or (ii) both (A) pro forma Availability shall be not less than 12.5% of the Revolver Commitments for each day during the 30 day period prior to such Acquisition and immediately after giving effect thereto and (B) the Borrowers are in pro forma compliance with the financial covenant in Section 10.3 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Acquisition; and (f) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements in substantially final form relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a "Permitted Acquisition" and demonstrating compliance with the foregoing requirements.

Permitted Asset Disposition:

(a)sales or other dispositions of Equipment (other than Revenue Equipment) in the Ordinary Course of Business and sales and other dispositions of Real Estate, including, without limitation, leases or subleases of Real Estate no longer used or useful in the conduct of the business of Obligors and their Subsidiaries;

(b)	sales of Inventory in the Ordinary Course of Business;

(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents;

(d)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business;

(e)	the granting of Permitted Liens;

(f)the sale or discount, in each case without recourse, of accounts receivable in the Ordinary Course of Business, but only in connection with the compromise, settlement or collection thereof,

(g)	any involuntary loss, damage or destruction of property;

(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i)the leasing or subleasing of assets of any Obligor or its Subsidiaries in the Ordinary Course of Business;

(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(k)(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Obligor or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the Ordinary Course of Business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Agent or the Lenders;

(l)the making of Distributions that are expressly permitted to be made pursuant to the Agreement;

(m)	the making of Permitted Investments;

(n)so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Borrower or any of its Subsidiaries to a Obligor, and (ii) from any Subsidiary of any Borrower that is not a Obligor to any other Subsidiary of any Borrower;

(o)dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as
(i)the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrowers and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(p)sales, transfers, trades and other dispositions of Revenue Equipment not otherwise permitted in clauses (a) through (o) above so long as (i) such dispositions are made for fair market value, (ii) in the Ordinary Course of Business and (iii) if such disposition includes Revenue Equipment identified by any Borrower as Eligible Revenue Equipment in the Borrowing Base Report most recently submitted to Agent and the fair market value of such Eligible Revenue Equipment is greater than $2,000,000 for any dispositions in any 30 days period, then Borrower Agent shall have delivered to Agent a Borrowing Base Report that gives pro forma effect to such disposition;

(q)	sales, trades, leases, subleases or other dispositions of non-Collateral assets;

(r)sales or other dispositions of Real Estate with an aggregate market value not in excess of $5,000,000 in any Fiscal Year; and

(s)sales or dispositions of assets (other than Accounts or Equity Interests of Subsidiaries of any Borrower) not otherwise permitted in clauses (a) through (q) above so long as (i) each such disposition is made at fair market value and (ii) the aggregate fair market value of all assets disposed of in any Fiscal Year (including the proposed disposition) would not exceed $250,000.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of (i) purchasers in connection with dispositions of Equipment permitted hereunder or (ii) customers, suppliers, and other parties to contracts entered into in the Ordinary Course of Business; (f) arising under the Loan Documents; (g) related to any Debt permitted by Section 10.2.1 so long as the Person incurring such Contingent Obligation could have incurred the underlying Debt; (h) related to obligations of a lessee under operating leases for Revenue Equipment or other Equipment entered into in the Ordinary Course of Business so long as the Person incurring such Contingent Obligation could have incurred the underlying operating-lease obligations; or (i) in an aggregate amount of $500,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Intercompany Advances: loans made by (a) an Obligor to another Obligor, (b) a Subsidiary of a Borrower that is not an Obligor to another Subsidiary of a Borrower that is not an Obligor, and (c) a Subsidiary of a Borrower that is not an Obligor to an Obligor, so long as, in the case of and (c) above, the parties thereto are party to the Intercompany Subordination Agreement.

Permitted Investments:

(a)Investments in Subsidiaries to the extent existing on the Closing Date and other Investments existing on the Closing Date as set forth on Schedule 10.2.5;

(b)Investments in cash and Cash Equivalents subject to the Agent’s Lien and control in accordance with the Loan Documents;

(c)Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(d)advances made in connection with purchases of goods or services in the Ordinary Course of Business;

(e)Investments received in settlement of amounts due to any Obligor or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Obligor or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Obligor or its Subsidiaries;

(f)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to a Obligor or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the Ordinary Course of Business) or as security for any such Debt or claims;

(g)deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(h)equity Investments by any Obligor in any Subsidiary of such Obligor which is required by Applicable Law to maintain a minimum net capital requirement or as may be otherwise required by Applicable Law;

(i)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(j)	loans and advances permitted under Section 10.2.7;

(k)	Permitted Acquisitions;

(l)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Obligor in any other Obligor thereof (other than capital contributions to or acquisitions of Equity Interests of the Company);

(a)	Permitted Contingent Obligations;

(b)	Investments relative to Debt permitted under Section 10.2.1(o);

(q) other Investments so long as (A) either (1) pro forma Availability shall be not less than 20% of the Revolver Commitments for any day during the 30 day period prior to such Investment and immediately after giving effect thereto; or (2) both (x) pro forma Availability shall be not less than 12.5% of the Revolver Commitments for each day during the 30 day period prior to such Investment and immediately after giving effect thereto and (y) the Borrowers are in pro forma compliance with the financial covenant in Section 10.3 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Investment; (B) no Default or Event of Default shall have occurred or be continuing on the date of such Investment, nor would be created by the making of such Investment; and (C) at least 10 Business Days prior to each such Investment the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (A) and clause (B) above.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Debt (other than the Obligations, but including, without limitation, Capitalized Lease Obligations) incurred after the Closing Date (a) to finance the acquisition by one or more Obligors of Revenue Equipment consisting of tractors or trailers in the Ordinary Course of Business, (b) without duplication of the foregoing clause (a), to finance the acquisition, construction or improvement of any fixed or capital assets and (c) subject to the Refinancing Conditions, any renewals, extensions or refinancings of Debt incurred under clauses (a) or (b) above; provided that, in each case, such Debt is incurred within ninety (90) days before or after such purchase or acquisition or the completion of such construction or improvement, as applicable, and in the case of clause (b), such Debt shall not exceed, in an aggregate principal amount outstanding at any one time, $10,000,000.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledged Interests: as defined in Section 7.3.1.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Forma Adjustment: for the purposes of calculating EBITDA for any measurement period, if at any time during such measurement period any Borrower or any of its Subsidiaries shall have made a Permitted Acquisition or Asset Disposition, EBITDA for such measurement period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition or Asset Disposition occurred on the first day of such measurement period, including (a) with respect to an any Permitted Acquisition, inclusion of (i) the actual historical results of operation of such acquired Person or line of business during such measurement period and (ii) pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, all as determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC and reasonably acceptable to the

Agent) and (b) with respect to any Asset Disposition, exclusion of the actual historical results of operations of the disposed of Person or line of business or assets during such measurement period.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender's Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender's Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender's and its Affiliates' remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Lien: a Lien that secures Permitted Purchase Money Debt, encumbering only the fixed assets acquired with such Debt (except for customary cross-collateralization provisions in secured financing or leases supplied by a single financial institution or its affiliates, pursuant to which the Lien of the single financial institution may extend to all assets similarly financed by such financial institution) and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.

Qualified Equity Interest: any Equity Interests issued by the Company (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced, except that Revenue Equipment and Real Estate may be financed up to the fair market value thereof; (b) it has a final maturity no sooner than and a weighted average life no less than the Debt being extended, renewed or refinanced; (c) the interest rate applicable thereto does not exceed the greater of (i) the rate of interest of the Debt being extended, renewed or refinanced and (ii) the otherwise market rate of interest for such Debt; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) the terms and conditions as a whole are on market terms for such Debt and not less favorable to the Lender Parties’ interests in any material respect than the terms of the Debt being extended, renewed or refinanced; (f) no additional Lien is granted to secure it; (g) no additional Person is obligated on such Debt, other than any Person also obligated hereunder; and (h) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c) (d), (e), (m) or (v) as to which the Refinancing Conditions have been satisfied.

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, mechanic or bailee (other than any shipper or other customer, truck, fueling, or rest stop, or drop lot, in each case in the Ordinary Course of Business) who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other similar charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on the date that an Event of Default occurs and is continuing or Availability is less than the Reporting Trigger Threshold and (b) continuing until the date that (i) no Event of Default exists and (ii) during the previous 45 consecutive days Availability has not been less than the Reporting Trigger Threshold at any time.

Reporting Trigger Threshold: 15% of the Revolver Commitments.

Required Lenders: Lenders holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been Paid in Full, the aggregate remaining Obligations; provided, however, that (i) Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender that funded the applicable Loan or issued the applicable Letter of Credit and (ii) at any time there are two or more Lenders, "Required Lenders" shall include at least two Lenders who are not Affiliates of each other.

Required Title Documentation: as defined in Section 7.4.1.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets in favor of Agent, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revenue Equipment: any Equipment constituting Collateral that (a) consists of tractors and trailers and/or other similar vehicles subject to certificates of title and (b) is owned or operated by any Obligor or leased to produce revenue for the owner of such Equipment.

Revenue Equipment Amortization Factor: at any date of determination, an amount equal to the sum of (a) the portion of the Eligible Revenue Equipment Formula Amount attributable to tractors constituting Eligible Revenue Equipment divided by 5 plus (b) the portion of the Eligible Revenue

Equipment Formula Amount attributable to trailers constituting Eligible Revenue Equipment divided by 10.

Revenue Equipment Perfection Actions: with respect to any Revenue Equipment, the applicable Obligor shall have (a) delivered the Certificate of Title for such Revenue Equipment (or, if such Collateral was purchased directly from the manufacturer or another seller, the necessary purchase documentation) to the Agent (or an Approved Collateral Agent) not later than 5 Business Days after the Closing Date (with respect to Revenue Equipment owned by the Obligors as of the Closing Date) or the date of acquisition (with respect to Acquired Revenue Equipment), (b) the Certificate of Title for such Revenue Equipment shall be at all times registered with or issued by the applicable Title Filing Office showing “Bank of America, N.A., as Agent” as the lienholder thereon in the manner prescribed in the applicable jurisdiction, and the Agent shall have received evidence thereof reasonably satisfactory to it, and (c) all applicable fees in connection with the activities described in preceding clauses (a) and (b) shall have been paid by the Obligors, such that such Revenue Equipment is subject to a duly perfected, first- priority security interest in favor of the Agent; provided, that (i) with respect to (A) Revenue Equipment owned by the Obligors as of the Closing Date and (B) Acquired Revenue Equipment with an aggregate value not in excess of $10,000,000 at any time, in each case, to the extent titled through a Title Filing Office within the United States, if the Obligors or the Agent (or the Approved Collateral Agent) shall have delivered a duly completed application to the applicable Title Filing Office to complete the actions specified in the preceding clause (b) and paid all applicable fees in connection therewith, so long as no Default or Event of Default exists, the preceding clause (b) shall not be applicable until such time (not longer than 90 days from the Closing Date or 30 days from the date of acquisition, as applicable) as the Certificates of Title resulting from such application are received by the Agent (or an Approved Collateral Agent).

Revenue Equipment Prospective Release Request: a written request by the Borrower Agent delivered to the Agent containing a list of Revenue Equipment, identified by type and title number, which the Borrower Agent reasonably believes will be subject to disposition in the Ordinary Course of Business within the following 30 days; provided (i) no more than one such request may be made in any period of 30 consecutive days, and (ii) if such disposition includes Revenue Equipment identified by any Borrower as Eligible Revenue Equipment in the Borrowing Base Report most recently submitted to Agent and the fair market value of such Eligible Revenue Equipment is greater than $2,000,000, such request shall be accompanied by a pro forma Borrowing Base Report giving effect to such disposition as if it occurred on the date of such request.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.4, Section 2.1.7 or an Assignment to which it is a party.    "Revolver Commitments" means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: January 31. 2024.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty's Treasury or other sanctions authority.

Scheduled Unavailability Date: as defined in Section 3.6.2.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Lender Parties and Secured Bank Product Providers.

Security Documents: the Guaranties, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the president, chief executive officer, chief financial officer, or treasurer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Share Purchase Rights: rights to purchase Equity Interests of the Company, other than Disqualified Equity Interests, pursuant to a Shareholder Rights Plan.

Shareholder Rights Plan: any shareholder rights plan approved by the Board of Directors of the Company which provides for the distribution to shareholders of rights to purchase Equity Interests of the Company other than Disqualified Equity Interests (it being agreed and understood that such agreement shall not relate to, or permit any Distribution of, any Disqualified Equity Interests).

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including amount, maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent and the Required Lenders.

Subsidiary: any entity (i) at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests) and (ii) the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements in accordance with GAAP as of such date.

Subsidiary Guarantor: each Subsidiary of the Company or any other Borrower required to become a party hereto pursuant to Section 10.1.9 or that otherwise enters into a guaranty of the Obligations.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Revolver Loans funded with Agent's funds in accordance with
Section 4.1.3, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Title Filing Office: any Governmental Authority (including any department of motor vehicles) in the applicable jurisdiction authorized by applicable state vehicle titling, certificate of title or registration statutes to process Certificates of Title pertaining to Collateral and to cause the first priority security interest of Agent to be perfected, including by notation on Certificates of Title pertaining to Collateral.

Twelve Month Period: a period of twelve consecutive months, taken as one accounting period.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unbilled Account: an Account with respect to which (a) the goods giving rise to such Account have been shipped but not billed to the Account Debtor, or (b) the services giving rise to such Account have been performed for but not billed to the Account Debtor.

Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unused Line Fee Rate: a per annum rate equal to 0.25%.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

U.S. Person: "United States Person" as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.Accounting Terms.    All accounting terms used in the Loan Documents (except as otherwise specified therein) shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date of the Existing Loan Agreement and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers' certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Notwithstanding anything to the contrary contained in this Section 1.2 or the definition of “Capital Lease Obligations”, in the event of a change in GAAP requiring all leases to be capitalized (on a prospective or retroactive basis or otherwise), (a) for purposes of this Agreement, only those leases that would have constituted Capital Leases on the Closing Date of the Existing Loan Agreement (whether or not such Capital Leases were in effect on the Closing Date of the Existing Loan Agreement) shall be considered and accounted for as Capital Leases, and any leases that would have constituted operating leases on the Closing Date of the Existing Loan Agreement (whether or not such operating leases were in effect on the Closing Date of the Existing Loan Agreement) shall be considered and accounted for as operating leases (and not as Capital Leases), and (b) all calculations, covenants, and deliverables (including any defined terms used in connection with such calculations, covenants, and deliverables) under this Agreement or any other Loan Document shall be made in accordance with clause
(a) (provided that all financial statements delivered to the Agent or the Lenders in accordance with the terms of this Agreement or the other Loan Documents after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

2.Uniform Commercial Code.    As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangibles," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right," "Securities Account" and "Supporting Obligation."

3.Certain Matters of Construction. The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; (f) time of day means time of day at Agent's notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2 CREDIT FACILITIES

2.1	Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan p roceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).

2.1.4 Voluntary Reduction or Termination of Revolver Commitments.

(a)The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 days (or such shorter period as may be agreed in writing by Agent in its discretion) written notice to Agent at any time,

Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least 30 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5 Overadvances.    If    Revolver    Usage    exceeds    the    Borrowing    Base ("Overadvance") at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Revolver Commitments; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than $10,000,000 and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans ("Protective Advances") (a) up to an aggregate amount outstanding at any time, when combined with all Overadvances, not in excess of 10% of the Revolver Commitments, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses, in each case, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent's authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent's determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7 Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $20,000,000 (or the full remaining amount) and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers and (b) increases under this Section do not exceed $75,000,000 in the aggregate. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. Agent shall use reasonable efforts to promptly notify Borrowers and Lenders of Lenders' responses to each request made under this Section. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers' increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders' adjusted shares of such Commitments.
2.2 [Reserved.]
2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)Each Borrower acknowledges that Issuing Bank's issuance of any Letter of Credit is conditioned upon Issuing Bank's receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit until such notice is withdrawn in writing by Agent or Required Lenders or until Agent or Required Lenders have waived such LC Condition(s) in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c)Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Reimbursement; Participations.

(a)If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day ("Reimbursement Date"), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender's Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower's protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit's expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.3.3 Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Issuing Bank's or Agent's request, Cash Collateralize the stated amount of all outstanding Letters of Credit. Borrowers shall, at Issuing Bank's or Agent's request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied). Such Cash Collateral shall be applied to satisfy such LC Obligations as they become due (or, if an Event of Default then exists, to any other Obligations in accordance with this Agreement), and any Cash Collateral remaining after Full Payment of the Obligations shall be returned to Borrowers. If Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or because Availability is less than zero, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers within 3 Business Days after all Events of Default have been cured or waived or Availability is greater than zero (unless an Event of Default has then occurred), as applicable.

2.3.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank (with the consent of such appointee), which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

SECTION 3    INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1    Rates and Payment of Interest.

(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Floating LIBOR Loan, at Floating LIBOR in effect from time to time, plus the Applicable Margin; (iii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iv) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans (except if and to the extent otherwise expressly provided in the applicable agreement governing any Debt with respect to Bank Products, in which case, such agreement shall control as to the rate of such interest).

(b)During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a)Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period ("Interest Period") to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a)the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)	no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4 Interest Rate Not Ascertainable.    If, due to any circumstance affecting the interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Fee Letter. Borrowers shall pay all fees set forth in the fee letter dated as of the date hereof by and between the Company and the Agent (the "Fee Letter") executed in connection with this Agreement, without duplication of any fees set forth herein.

3.2.4 Upfront Fee. Borrowers will pay to Agent, for the account of the Lenders (including Bank of America), a fee (the "Upfront Fee") equal to 0.20% of the commitments of the Lenders under this Agreement on the Closing Date. The Upfront Fee shall be due and payable to Agent on the Closing Date for the ratable benefit of the Lenders.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent's personnel or a third party. All reasonable legal, accounting and consulting fees shall be charged to Borrowers by Agent's professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates.

3.6.1 Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or
(ii)adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders' obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.

3.6.2 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrower Agent or Required Lenders (as applicable) have determined, that:

(a)Adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c)syndicated loans currently being executed, or that include language similar to that contained in this Section 3.6, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, Agent and Borrower Agent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) or (b) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrowers and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will, within 3 Business Days of Borrower Agent's receipt of the certificate or other statement relating thereto as referred to in Section 3.3, pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's, Issuing Bank's or holding company's capital as a consequence of this Agreement, or such Lender's or Issuing Bank's Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will, within 3 Business Days of Borrower Agent's receipt of the certificate or other statement relating thereto as referred to in Section 3.3, pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers' receipt of the notice.

3.7.4 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender's or Issuing Bank's intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur (other than as a result of a default by a Lender) on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers, within 3 Business Days of Borrower Agent's receipt of the certificate or other statement relating thereto as referred to in Section 3.3, shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4    LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1    Notice of Borrowing.

(a)Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan, and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment of a check or any other item of payment drawn on such account when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00
a.on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent's notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender's share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, Agent shall use reasonable efforts to promptly notify such Lender and Borrowers (with no liability or prejudice to the rights of the Agent for failure to do so), then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement.

(a)To fulfill any request for a Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers as (i) Base Rate Revolver Loans or (ii) if requested by the Borrower Agent and approved by the Agent in its discretion, Floating LIBOR Loans, up to an aggregate outstanding amount of $25,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b)Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor's Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent's request therefor. Lenders' obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4 Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower's behalf.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders' obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender's Commitments and Loans from the calculation of shares but only to the extent that such reallocation does not cause the aggregate amount of any non-Defaulting Lender’s Revolving Loans and participations in LC Obligations to exceed such non-Defaulting Lender’s Revolver Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting

Lender's defaulted obligations, to Cash Collateralize such Lender's Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender's Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates the Company ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation.    The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent's Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable (other than Bank Products that the applicable Lender affirmatively agrees to continue in effect without the benefit of the Liens), and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all

undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, 14.12, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations (but Section 14.12 for a period of one year only).

SECTION 5 PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Default or Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers, be held by Agent as Cash Collateral and applied to such Loans at the end of their respective Interest Periods.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent's demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base.

5.2.1 Dispositions. Within 1 Business Day of the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by such Borrower or any of its Subsidiaries of any item of Collateral (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Asset Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (p), (q) or (r) of the definition of Permitted Asset Dispositions), Borrowers shall prepay (or cause to be prepaid) the outstanding principal amount of the Obligations in accordance with Section 5.3 in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower Agent shall have given Agent prior written notice of such Borrower's or its Subsidiaries' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Borrower or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest or if part of a 1031 Qualified Exchange, in a 1031 Exchange Account, (D) the aggregate amount of such proceeds or awards from any single disposition, casualty or condemnation does not exceed $5,000,000 and (E) such Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days (or, with respect to construction, such longer period as Agent may approve in writing) after the initial receipt of such monies, then the Obligor whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Obligor unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 5.3. Nothing contained in this Section shall permit any Obligor or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 10.2.6.

5.2.2 Extraordinary Receipts. Within 1 Business Day of the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay (or cause to be prepaid) the outstanding principal amount of the Obligations in accordance with Section 5.3 in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

5.2.3 Debt.    Within 1 Business Day of the date that a Borrower or any of its Subsidiaries receives any Net Cash Proceeds in connection with the incurrence by such Borrower or Subsidiaries of any Debt (other than Debt permitted under Section 10.2.1), Borrowers shall prepay (or cause to be prepaid) the outstanding principal amount of the Obligations in accordance with Section 5.3 in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

5.3 Application of Payments. Prepayments from Net Cash Proceeds described in Sections
5.2.1 through 5.2.3, in each case if and to the extent that such prepayments are required in accordance with such sections, shall be applied as follows: first, to accrued interest with respect to the Revolver Loans, second, to pay the principal of the Revolver Loans, and third, to Cash Collateralize outstanding Letters of Credit (subject to the immediately succeeding proviso), provided that Cash Collateral for outstanding Letters of Credit shall not be required if Availability is greater than zero and cash initially used to Collateralize outstanding Letters of Credit shall be reapplied to accrued interest with respect to the Revolver Loans and the principal of the Revolver Loans as provided in clauses "first" and "second" preceding as and when Revolver Loans are thereafter advanced at a time when Availability is greater than zero. No such application shall result in a permanent reduction of the Commitments.

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside.    None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such amount the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6 Application and Allocation of Payments.

5.6.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.

5.6.2 Post-Application Event Allocation.    Notwithstanding anything in any Loan Document to the contrary, during an Application Event, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent (excluding amounts solely and exclusively related to Secured Bank Product Obligations);

(b)second, to all amounts owing to Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)	third, to all amounts owing to Issuing Bank in respect of LC Obligations;

(d)fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)	sixth, to Cash Collateralize all LC Obligations;

(g)seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof), up to the amount of Reserves existing therefor;

(h)	eighth, to all other Secured Bank Product Obligations; and

(i)	last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3 Erroneous Application.    Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7 Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Dominion Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 90 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2 Payment of Other Taxes.    Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3 Tax Indemnification.

(a)Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers' obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4 Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6 Survival. Each party's obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10 Lender Tax Information.

5.10.1 Status of Lenders.    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2 Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W- 8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) executed originals of IRS Form W-8BEN-E; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.

5.10.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11 Nature and Extent of Each Borrower's Liability.

5.11.1 Joint and Several Liability.    Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2 Waivers.

(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a)Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower's Allocable Amount.

(b)If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a Borrower based on that calculation.

(d)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent's and Lenders' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6 CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date ("Closing Date") that each of the following conditions has been satisfied:

(a)Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)Except for any such searches to be performed after the Closing Date, Agent shall have received searches of UCC filings in the jurisdiction of formation of each Obligor or where a filing would need to be made to perfect Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdiction and evidence that no Liens exist on the Collateral, except Permitted Liens.

(c)Agent shall have received UCC financing statements in forms acceptable to Agent to perfect Agent's security interest in the Collateral.

(d)Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Borrowers, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete,

and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)Agent shall have received a written opinion of Scudder Law Firm, P.C., L.L.O., as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(g)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each foreign jurisdiction where such Obligor is qualified in accordance with Section 9.1.1.

(h)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(i)Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2017.

(j)Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

1.Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(b)The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)	All conditions precedent in any other Loan Document shall be satisfied;

(d)No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)	With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith.

SECTION 7    COLLATERAL

7.1 Grant of Security Interest.    To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)all Accounts;

(b)	all Chattel Paper, including electronic chattel paper;

(c)	all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)	all Deposit Accounts and Securities Accounts;

(e)	all Documents;

(f)	all General Intangibles, including Intellectual Property;

(g)	all Goods, including Inventory, Equipment and Fixtures;

(h)	all Instruments;

(i)	all Investment Property;

(j)	all Letter-of-Credit Rights;

(k)	all Supporting Obligations;

(l)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing and anything contained in this Agreement to the contrary, no security interest or Lien is granted hereunder and the term "Collateral" shall not include: (i) voting Equity Interests of any Foreign Subsidiary, solely to the extent that (y) such Equity Interests represent more than 65% of the outstanding voting Equity Interests of any first-tier Foreign Subsidiary (or any Equity Interests of any other Foreign Subsidiary), and (z) pledging or hypothecating more than 65% of the total outstanding voting Equity Interests of such Foreign Subsidiary would result in material adverse tax consequences or the costs to the Obligors of providing such pledge are unreasonably excessive (as determined by Agent in consultation with the Obligors) in relation to the benefits to Secured Parties of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary); or (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Obligor (or the assets subject thereto) if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein (or in the assets subject thereto) is prohibited as a matter of law or is prohibited by, or would invalidate the underlying rights of such Obligor in such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9- 407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent's, any other Secured Party's continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; or (iv) any rights or interest in any Equipment (including, without limitation, Revenue Equipment) the acquisition or purchase of which was financed through a Capital Lease or Permitted Purchase Money Debt; (v) any 1031 Exchange Account; or (vi) any Equity Interests or assets of any captive insurance company the creation and capitalization of which is approved by the Agent in its reasonable judgment.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account (other than an Excluded Trust Account) of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request (which shall only be given by Agent during a Dominion Trigger Period), all balances in any Deposit Account (other than an Excluded Trust Account) maintained for such Borrower, without inquiry into the authority or right of Agent to make such request. Each Borrower agrees that any funds that (a) are held in a 1031 Exchange Account longer than 180 days or (b) otherwise cease to qualified at any time for application in connection with a 1031 Qualified Exchange, in each case, shall be immediately transferred to a Dominion Account.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Agent's discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3 Investment Property and other Equity Interests.

7.3.1 Delivery of Certificates.    All certificates or instruments representing or evidencing any Investment Property or other Equity Interests constituting Collateral (other than Excluded Collateral) hereunder ("Pledged Interests"), including the Pledged Interests as of the Closing Date, which are set forth on Schedule 7.3.1 hereto, shall be delivered to and held by or on behalf of Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

7.3.2 Issuer Agreements. Each Obligor that is the issuer of any Pledged Interests hereby (a) acknowledges the security interest and Lien of Agent in such Collateral granted by the Obligor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, following the occurrence and during the continuance of an Event of Default, it will comply with the instructions originated by Agent without further consent of any other Obligor.

7.3.3 Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a "Dividend") is permitted to be paid on any Pledged Interests of any Obligor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Obligor. If an Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to Agent for the benefit of the Secured Parties.

7.3.4 Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Obligors shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing and the Agent has provided one (1) Business Day's prior written notice to the Borrower Agent, all rights of Obligors to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent's option, be suspended, and all such rights shall, at Agent's option, thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights and during the continuation of such Event of Default and Agent shall have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Obligor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section.

7.3.5 Waiver of Certain Provisions of Organic Documents.    Each Obligor irrevocably waives any and all of its rights under those provisions of the Organic Documents or any equity holders agreement of each of its Subsidiaries that (a) prohibit, restrict, condition, or otherwise affect the grant hereunder of any Lien on any of the Pledged Interests or any enforcement action (including the sale or disposition of such Pledged Interests to a third party) which may be taken in respect of any such Lien or (b) otherwise conflict with the terms of this Agreement. Each Obligor represents and warrants to the Agent that written waivers of any such restrictions have been executed by all holders of Equity Interests that are not Obligors and that all such written waivers have been delivered to the Agent. The Obligors hereby agree that the Agent shall be deemed to be the "holder of record" with respect the Pledged Interests in the event that, during the continuance of any Event of Default, it elects to exercise remedies or otherwise transfer of any Pledged Interests.

7.3.6 Securities Accounts.    Each Obligor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of the Agent (with a copy to the Borrower Agent), to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any Obligor. The Agent agrees with the Obligors that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.

7.4 Certificate of Title Collateral.

7.4.1 Perfection Actions. Within the applicable timeframe prescribed in the definition of "Revenue Equipment Perfection Actions," for Revenue Equipment owned by the Obligors as of the Closing Date and Acquired Revenue Equipment, as applicable, the applicable Obligor shall have (or shall have caused to be) taken, all necessary actions to perfect the first-priority Lien of the Agent in Collateral that is Certificate of Title Collateral, including, with respect to Revenue Equipment, all Revenue Equipment Perfection Actions, and delivered all other necessary documentation required by the applicable Governmental Authority to cause such Certificate of Title to reflect the applicable Obligor as the sole owner of such Collateral and the Agent as the first priority secured party with respect to such Collateral (collectively, the "Required Title Documentation") and shall have taken all other steps in the applicable Obligor’s control necessary for the Title Filing Office to process the Required Title Documentation with such Governmental Authority (including the payment of any required fees relating thereto). Promptly following receipt by any Obligor of any notice of filing from the applicable Title Filing Office, the Borrower Agent shall deliver to the Agent a copy of such notice. Within (a) 60 days (as such period may be extended by Agent in its reasonable discretion) following any such filing made with respect to the Collateral that is Certificate of Title Collateral owned as of the Closing Date, and (b) 30 days (as such period may be extended by Agent in its reasonable discretion) following any such filing made with respect to the Collateral that is Certificate of Title Collateral acquired after the Closing Date, in each case, the Title Filing Office shall have delivered (which may be made electronically) a confirmation or notification of such filing that specifically identifies the related Equipment (and a copy of such confirmation or notification shall have been delivered (which may be delivered electronically) to Agent (or an Approved Collateral Agent) by the Title Filing Office or by an Obligor).

7.4.2 Reconciliation. Within 90 days following the Closing Date (as such period may be extended by the Agent in its reasonable discretion), Agent shall have the right to conduct or cause to be conducted, in each case at the expense of the Obligors, a physical reconciliation audit of all or a portion of the Certificates of Title with respect to such Certificate of Title Collateral, including without limitation, performing a reconciliation of all or a portion of the applicable Certificates of Title with a list of all such Certificate of Title Collateral forming a portion of the Borrowing Base as of the Closing Date. The Obligors shall use commercially reasonable efforts to cooperate with the Agent in connection with the performance of such audit and take all actions reasonably requested by the Agent in connection with or as a result of such audit. For the avoidance of doubt no such audit will be considered in the limitations on visits and inspections contained in Section 10.1.1(b).

7.4.3 Release of Lien on Titled Collateral. Without limitation of any other release requirements contained in this Agreement with respect to Collateral generally or specifically with respect to Revenue Equipment, within 5 Business Days of receipt of a Revenue Equipment Prospective Release Request, the Agent shall, or shall direct the Approved Collateral Agent to, promptly deliver the Certificates of Title or other required release documentation reasonably requested with respect to any Revenue Equipment identified in such Revenue Equipment Prospective Release Request, all at the cost and expense of the Borrowers. The Borrower Agent and each Obligor hereby acknowledge that any Eligible Revenue Equipment as to which such Certificates of Title or other required release documentation shall have been delivered shall immediately be excluded from the Borrowing Base and the calculation of Availability hereunder.

7.5 Other Collateral.

7.5.1 Commercial Tort Claims.    Borrower Agent shall promptly notify Agent in writing if any Obligor obtains Commercial Tort Claims having a value in the amount of $500,000 or more in the aggregate for all Commercial Tort Claims, upon Agent's request, shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent. While no Event of Default exists, Obligors may settle, adjust or compromise any such Commercial Tort Claim.

7.5.2 Certain After-Acquired Collateral.    Borrower Agent shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Securities Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights, in each case, other than Deposit Accounts, Securities Accounts and Intellectual Property, with a value in excess of $500,000 and, upon Agent's request, shall promptly take such actions as Agent deems appropriate to effect Agent's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent's request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.6 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.7 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8    COLLATERAL ADMINISTRATION

8.1 Borrowing Base Reports. By the 20th day of each month (and, during a Reporting Trigger Period, by the third Business Day of each week), Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month (or week during a Reporting Trigger Period) and at such other times during the continuance of an Event of Default as Agent may request in its Permitted Discretion. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Agent may from time to time adjust any such report (a) to reflect Agent's reasonable estimate of net declines in value of Collateral (taking into consideration, where reasonably feasible, reasonable estimates of increases also), due to collections received in the Dominion Account (and sales) or otherwise; (b) to reflect reasonably determined changes in dilution, quality, mix and other factors affecting Collateral; and
(c) to the extent any information or calculation does not comply with this Agreement.

8.2 Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts at it principal offices identified on Schedule 8.5.1, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports, a summary aging of each Borrower's Unbilled Accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and other information as Agent may reasonably request. To the extent the Borrowers have knowledge that Accounts in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts, Borrowers shall promptly notify Agent of such occurrence.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise; provided, however, if no Default or Event of Default shall exist, Agent shall first notify Borrower Agent of its intent (if any) to contact any of Borrowers' customers and shall afford Borrower Agent the opportunity to participate with Agent in any communications with Borrowers' customers. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account.    Commencing no later than 45 days following the Closing, Borrowers shall (a) maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent and (b) obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent's control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. No later than 45 days after Closing, Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3 Equipment.

8.3.1 Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment (including Revenue Equipment), including kind, quality, quantity, cost, book value, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, to the extent not already in the possession of the Agent (or any sub agent), Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment. In addition, by the 20th day of each month (or, during the continuance of an Event of Default, more frequently as requested by Agent), Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) the following:

(a)a detailed Revenue Equipment system/perpetual report together with a reconciliation to Borrowers' general ledger accounts;

(b)a detailed calculation of Revenue Equipment categories that are not eligible for the Borrowing Base;

(c)a SkyBitz or other tracking report showing the location of each Obligors' and its Subsidiaries' trailers with a SkyBitz or other tracking unit constituting Collateral; and

(d)to the extent applicable, (i) copies of invoices for all Eligible Revenue Equipment recently purchased by the Borrowers which are to be included into the Borrowing Base for the first time and (ii) copies of all vehicle title applications corresponding to such Eligible Revenue Equipment which have been filed with the applicable titling authority to note Agent as the first and sole lienholder thereon with proof of payment of all applicable filing fees.

8.3.2 Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment constituting Collateral, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition or (b) a refinancing constituting Refinancing Debt provided that each Refinancing Condition has been satisfied.

8.3.3 Condition of Equipment. The Equipment constituting Collateral is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment constituting Collateral is preserved at all times, reasonable damage, wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, except for Equipment subject to maintenance or repair in the Ordinary Course of Business. No Obligor shall permit any Equipment constituting Collateral to become affixed to Real Estate unless any landlord or mortgagee delivers a Lien Waiver

8.3.4 Location of Revenue Equipment. All Revenue Equipment shall be located within (a) the United States or Canada (including over the road use or retained for unloading, loading, repairs, fueling, maintenance, driver scheduling, compliance with hours of service, or other customary trucking uses) or (b) in transit in Mexico (i) in the Ordinary Course of Business, (ii) for fewer than 30 consecutive days and (iii) as to which customary bonding arrangements in favor of the Obligors have been established. Other than Revenue Equipment at third party locations for repair and maintenance in the Ordinary Course of Business (but in any event for periods of less than 30 days), no Revenue Equipment with an aggregate value of more than $1,000,000 shall at any time be located with a bailee, warehouseman or similar party (other than any shipper or other customer, truck, fueling, or rest stop, or drop lot, in each case in the Ordinary Course of Business) unless (a) such bailee, warehouseman or similar party has provided Agent a Lien Waiver in form and substance satisfactory to Agent or (b) the applicable Obligor has provided Agent with prior written notice of the storage location, and, if Agent elects, Agent has established a related Rent and Charge Reserve against the Borrowing Base in accordance with this Agreement.

8.4 Deposit Accounts and Securities Accounts.    Schedule 8.4 sets forth all Deposit Accounts (including Excluded Deposit Accounts) and Securities Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent's control of each such Deposit Account and Securities Account (other than Excluded Deposit Accounts and Securities Accounts containing Securities or other Collateral with a value not more than $10,000 individually or $50,000 in the aggregate at any time). Each Obligor shall be the sole account holder of each Deposit Account and Securities Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or Securities Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and will promptly amend Schedule 8.4 to reflect same.

8.5 General Provisions.

8.5.1 Location of Collateral.    All tangible items of Collateral, other than (i) Equipment (including Revenue Equipment) and Inventory in transit and (ii) Collateral delivered to Agent, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.5.1, as updated from time to time in accordance with clause (b) of this Section, except that Obligors may (a) make sales or other dispositions of such Collateral in accordance with Section 10.2.6; and (b) move such Collateral to locations established by the Obligors in the Ordinary Course of Business in the United States, upon 30 days prior written notice to Agent, provided that Obligors shall amend Schedule
1.by written notice to Agent not later than the due date of the next Compliance Certificate to be delivered pursuant to Section 10.1.2(c) following the date on which such Collateral is moved to such new location.

8.5.2 Insurance of Collateral; Condemnation Proceeds.

(a)Other than to the extent of any Approved Self-Insurance Program, each Obligor shall maintain policies of insurance with respect to the Collateral covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee, (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim with respect to Collateral, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)Any proceeds of insurance of any Collateral (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to other Obligations.

8.5.3 Protection of Collateral.    All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.

8.5.4 Defense of Title. Each Obligor shall defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.

8.6 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may, without notice and in either its or a Obligor's name, but at the cost and expense of Obligors:

(a)Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and

(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral;
(i)make and adjust claims under insurance policies relating to any Collateral or for business interruption;
(ii)take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.

SECTION 9 REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1 Organization and Qualification.    Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor's Property.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary as of the Closing Date, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests (with the exception of the Company, which is a publicly held company), and agreements binding on such holders with respect to such Equity Interests (for the avoidance of doubt, excluding any agreements binding on the holders of the Equity Interests of the Company, which is a publicly held company). Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing

Date, no Obligor or Subsidiary has acquired all or substantially all of the assets of any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent's Lien (and Permitted Liens arising by operation of law), and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests constituting Collateral.

9.1.5 Title to Properties; Priority of Liens. Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens.

9.1.6 Accounts.    Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Report, that:

(a)it is genuine and in all respects what it purports to be;

(b)it arises out of a completed, bona fide sale and delivery of goods or providing of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)it is not subject to any offset, Lien (other than Agent's Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except (i) discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder and as disclosed in such Borrowing Base Report, and (ii) reissuances and rebillings done in the Ordinary Course of Business; and

(g)to Borrowers' knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.

9.1.7 Financial Statements; No Material Adverse Effect.    The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of the Company and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of the Company and its Subsidiaries at the dates and for the periods indicated (except, with respect to unaudited financial statements, for the absence of applicable footnotes and subject to normal year end review). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2017, there has been no change in the condition, financial or otherwise, of any Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect. The Borrowers, taken as a whole, are Solvent.

9.1.8 Surety Obligations. Other than Permitted Contingent Obligations, and except as disclosed on Schedule 9.1.8, as of the Closing Date, no Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes. Except as otherwise permitted under Section 10.1.6, (a) all federal, state and other material tax returns and reports of each Obligor and its Subsidiaries required to be filed by any of them have been timely filed and (b) all federal, state and other material taxes shown on such tax returns to be due and payable and all material tax assessments, fees and other governmental charges upon an Obligor and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Obligor and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed material tax assessment against an Obligor or any of its Subsidiaries that is not being actively contested by such Obligor or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

9.1.10 Brokers.    There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, except as contemplated by the Fee Letter.

9.1.11 Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business in all material respects, without conflict in any material respect with any rights of others. There is no pending or, to any Obligor's knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that reasonably could be expected to have a Material Adverse Effect. As of the Closing Date, except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any material Royalty or other material compensation to any Person with respect to any Intellectual Property. As of the Closing Date, all material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11.

9.1.12 Governmental Approvals. Except as disclosed on Schedule 9.1.12 or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws.    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all respects with all Applicable Law. No Obligor or Subsidiary has received any citations, notices or orders of noncompliance under any Applicable Law that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

9.1.14 Compliance with Environmental Laws.    Except as disclosed on Schedule
9.1.14 as of the Closing Date, and thereafter, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no Obligor's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice with respect to circumstances that could reasonably be expected to result in a Material Adverse Effect. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, which, in each case, reasonably could be expected to result in a Material Adverse Effect.

9.1.15 Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or otherwise permitted under Section 10.2.17. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation. As of the Closing Date, except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor's knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that
(a)relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has Commercial Tort Claims having a value in the amount of $500,000 or more in the aggregate for all Commercial Tort Claims, unless it has been assigned to Agent. No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money, where such default reasonably would be expected to have a Material Adverse Effect. To Borrowers' knowledge, there is no basis upon which any party (other than a Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending with the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a waiver of the minimum funding standards or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)There are no pending or, to the knowledge of Obligors, threatened claims (other than ordinary claims for benefits by participants and beneficiaries), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations.    To Borrowers' knowledge, there exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair in any material respect the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. As of the Closing Date, except as described on Schedule 9.1.20, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no grievances, disputes or controversies with any union or other organization of any Obligor's or Subsidiary's employees, or, to any Obligor's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, that could reasonably be expected to have a Material Adverse Effect.

9.1.21 Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity.    No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 OFAC.    No Obligor, Subsidiary or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.25 Anti-Corruption Laws.    Each Obligor and Subsidiary has conducted its business in accordance in all material respects with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.2    Complete Disclosure. No Loan Document contains any untrue statement by any Obligor of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading at the time when made or delivered. To Borrowers’ knowledge, there is no fact or circumstance (other than industry- wide risks normally associated with types of business conducted by Obligors) that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10 COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a)Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit, inspect and/or appraise the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)	Reimburse Agent for all charges, costs and expenses of Agent in connection with
(i)examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year; provided, however, that if at any time Availability is less than 15% of the Revolver Commitments, Agent may elect to conduct one additional examination during the following twelve month period and all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits; and (ii) appraisals of Equipment (including Eligible Revenue Equipment) and up to two times per Loan Year; provided, however, that if at any time Availability is less than 15% of the Revolver Commitments, Agent may elect to conduct one additional appraisal of Equipment (including Eligible Revenue Equipment) during the following twelve month period and all charges, costs, and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits; and provided, further, that with respect to any examination, audit or appraisal initiated by the Agent during the continuance of an Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay

Agent's then standard charges for examination activities, including charges for Agent's internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating bases for the Company and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by the Company, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b)as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for the Company and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, in form and substance acceptable to the Agent, a Compliance Certificate executed by a Senior Officer of Borrower Agent that no Default or Event of Default exists as of the end of the applicable period and setting forth a calculation in reasonable detail of the financial covenant contained in Section 10.3 (whether or not a Financial Covenant Trigger Period is in effect);

(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)not later than 30 days after the beginning of each Fiscal Year, projections of the Company's consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter;

(f)at Agent's request, a listing of each Obligor's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the U.S. Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i)such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower's, Subsidiary's or other Obligor's financial condition or business.

The documents required to be delivered pursuant to Section 10.1.2(a), (b) and (g) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Obligor posts such documents, or provides a link thereto, on the Obligor's website at www.usa- truck.com.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Borrower's Senior Officer obtaining knowledge thereof, of any of the following that affects an Obligor:

(a)the threat (by written notice from a Governmental Authority or other Person to an Obligor) or commencement of any proceeding or investigation (by written notice from a Governmental Authority or other Person to an Obligor), whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect;

(b)any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, in each case, which could reasonably be expected to have a Material Adverse Effect;

(c)any default under or termination of a Material Contract which could reasonably be expected to have a Material Adverse Effect;

(d)	the existence of any Default or Event of Default;

(e)	any judgment in an amount exceeding $1,500,000;

(f)the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect;

(g)any violation or asserted violation (by written notice to an Obligor) of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect;

(h)any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice if it could reasonably be expected to have a Material Adverse Effect;

(i)	the occurrence of any ERISA Event;

(j)the discharge of or any withdrawal or resignation by Obligors' independent accountants; or

(k)any opening of a new office or place of business, at least 30 days after such opening.

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of any material agreements between an Obligor and any landlord, warehouseman, or bailee (but in no case to include a shipper or other customer, truck, fueling, or rest stop, or drop lot in the Ordinary Course of Business) with whom any material Collateral is kept.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary that reasonably could be expected to have a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance in an amount not less than $2,000,000 in the aggregate (with allocations to each location) with deductibles reasonably satisfactory to Agent.

10.1.8 Licenses. (a) Keep each License affecting Collateral or any other material Property of Obligors and Subsidiaries, in each case with an aggregate value in excess of $3,000,000 in full force and effect; (b) promptly notify Agent of any proposed modification to any such License, or entry into any material new License; (c) pay all Royalties when due and promptly notify Agent of any arrangements giving rise to any material Royalties; and (d) notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9 Future Subsidiaries.    Promptly notify Agent upon any Person becoming a Subsidiary (by Division or otherwise) and, within 30 days of such Person becoming a Subsidiary, if such Person is not a Foreign Subsidiary, cause it to become a Guarantor party hereto (or, at the election of the Borrower Agent with the consent of the Agent, become a Borrower party hereto), in a manner satisfactory to Agent, and if required by Section 7, to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on the assets of such Person consistent with Section 7, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall reasonably deem appropriate. Any document, agreement, or instrument executed or issued pursuant to this Section shall constitute a Loan Document. With respect to any Subsidiary to become a Borrower hereunder, within three (3) Business Days prior to becoming a Borrower, all “know-your-customer” and customer due diligence documentation satisfactory to the Agent and Lenders to the extent such information is requested by the Agent or the Lenders reasonably promptly after written notice to the Agent of the proposed joinder of a Borrower.

10.1.10 Anti-Corruption Laws. Conduct its business in compliance in all material respects with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.1.11 Treasury Management Services. Each Obligor shall maintain its principal cash management and other treasury management services (including Deposit Accounts, lockboxes, funds transfer, information reporting services, and other treasury management services) exclusively with Bank of America or one or more of the Lenders.

10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)the Obligations;

(b)	Subordinated Debt;

(c)	Permitted Purchase Money Debt;

(d)Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date, identified on Schedule
10.2.1 and not satisfied with proceeds of the initial Loans;

(e)unsecured Debt of any Obligor that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as
(i) on the date of such incurrence, no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Debt is not incurred for working capital purposes, (iii) such unsecured Debt does not mature prior to the date that is 12 months after the Revolver Termination Date, (iv) such unsecured Debt does not amortize until 12 months after the Revolver Termination Date, (v) such unsecured Debt does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Revolver Termination Date, and (vi) such Debt is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,

(f)unsecured Debt of any Obligor owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Obligor of the Equity Interests of the Company that had been issued to such Persons, so long as
(i) on such date of incurrence, no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount of all such Debt outstanding at any one time does not exceed $250,000,

(g)unsecured Debt owing to sellers of assets or Equity Interests to a Obligor that is incurred by the applicable Obligor in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Debt does not exceed
$5,000,000 at any one time outstanding, and (ii) such unsecured Debt constitutes Subordinated Debt,

(h)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Obligor incurred in connection with the consummation of one or more Permitted Acquisitions,

(i)Debt owed to any Person in respect of property, casualty, liability, or other insurance covering any Obligor or any of its Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year,

(j)	Debt constituting Permitted Investments (other than Permitted Acquisitions);

(k)unsecured Debt incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the Ordinary Course of Business;

(l)unsecured Debt of any Obligor or its Subsidiaries consisting of Earn-Outs owing to sellers of assets or Equity Interests to such Obligor or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Debt is on terms and conditions reasonably acceptable to Agent;

(m)Debt in an aggregate outstanding principal amount not to exceed $250,000 at any time outstanding for all Subsidiaries of each Obligor that are Foreign Subsidiaries; provided, that such Debt is not directly or indirectly recourse to any of the Obligors or of their respective assets;

(n)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Debt that is otherwise permitted hereunder;

(o)Debt with respect to Bank Products and obligations under Hedging Agreements incurred in the Ordinary Course of Business, other than obligations under Hedging Agreements incurred for speculative purposes;

(p)Debt of a Person or attributable to assets that is in existence when a Person or assets are acquired in a Permitted Acquisition, as long as such Debt is (i) was incurred to finance the acquisition Revenue Equipment consisting of tractors or trailers or (ii) other Debt that does not exceed
$10,000,000 in the aggregate for all Permitted Acquisitions, in each case, that was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition;

(q)	Permitted Contingent Obligations;

(r)	Refinancing Debt (and any Refinancing Debt in respect of such Refinancing Debt);

(s)Debt incurred in the Ordinary Course of Business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards," "procurement cards," or "p-cards") or Cash Management Services; and

(t)Debt that is not included in any of the preceding clauses of this Section, not to exceed $5,000,000 in the aggregate at any time.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

(a)Liens in favor of Agent;

(b)	Purchase Money Liens;

(c)	Liens for Taxes that are not delinquent or being Properly Contested;

(d)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, all in the Ordinary Course of Business and not in connection with the borrowing of money, but only if either (i)(A) payment of the obligations secured thereby is not more than 30 days past due or is being Properly Contested, and (B) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary, or (ii)(A) if payment of the obligations secured thereby is more than 30 days past due or is not being Properly Contested, the aggregate amount of those obligations does not exceed $500,000, and (B) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Agent's Liens;

(f)the interests of lessors under operating leases, non-exclusive licensors under license agreements, and other Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as (i) such Liens do not constitute an Event of Default under Section 11.1(h) and (ii) such Liens are in existence for less than 20 consecutive days or being Properly Contested;

(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business,

(k)Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.2.1(i);

(l)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(m)Liens solely on any cash earnest money deposits made by a Obligor or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(n)	Liens on assets acquired in a Permitted Acquisition, securing Debt permitted by
Section 10.2.1(p);

(o)Liens that are replacements Liens otherwise permitted hereunder securing Debt permitted hereunder to the extent that the original Debt is the subject of permitted Refinancing Debt and so long as the replacement Liens only encumber those assets that secured the original Debt;

(p)Liens on amounts deposited to secure any Borrower's and its Subsidiaries' obligations in connection with workers' compensation or other unemployment insurance;

(q)Other Liens that do not secure Debt for Borrowed Money or for Letters of Credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000 in the aggregate;

(r)Liens in favor of any counterparty (other than a Secured Bank Product Provider) to a commodity Hedging Agreement (other than a Bank Product) entered into by an Obligor in the Ordinary Course of Business and not prohibited by this Agreement; provided, that (i) such Liens (A) do not at any time encumber any Property or asset other than cash in an amount not to exceed $2,000,000 in the aggregate at any time for all obligations under such commodity Hedging Agreements, (B) are not referenced in or evidenced by UCC financing statement or similar filing; and (ii) if cash collateral is provided as set forth above for such obligations under a commodity Hedging Agreement, (A) no Default or Event of Default exists or is caused thereby, (B) either (1) pro forma Availability shall be not less than the 20% of the Revolver Commitments for each day during the 30 day period prior to such collateralization and immediately after giving effect thereto; or (2) both (x) pro forma Availability shall be not less than 12.5% of the Revolver Commitments for each day during the 30 day period prior to such collateralization and immediately after giving effect thereto and (y) the Obligors are in pro forma compliance with the financial covenant in Section 10.3 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such collateralization and (C) at least 10 Business Days prior to the applicable Obligor’s entering into any such Hedging Agreement the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (A) and clause (B) above.

(s)	existing Liens shown on Schedule 10.2.2.

10.2.3 [Reserved.]

10.2.4 Distributions; Upstream Payments.

(a)Declare or make any Distributions, except (i) Upstream Payments, (ii) the issuance of the Share Purchase Rights by the Company, (iii) the issuance of common or preferred stock (other than Disqualified Equity Interests) of the Company in accordance with the Shareholder Rights Plan (as opposed to the payment of any Distribution on or with respect to such stock issued or to be issued) and (iv) other Distributions, so long as, in the case of this clause (iv), (A) no Default or Event of Default exists or is caused thereby, (B) either (1) pro forma Availability shall be not less than the 20% of the Revolver Commitments for each day during the 30 day period prior to such Distribution and immediately after giving effect thereto; or (2) both (x) pro forma Availability shall be not less than 12.5% of the Revolver Commitments for each day during the 30 day period prior to such Distribution and immediately after giving effect thereto and (y) the Obligors are in pro forma compliance with the financial covenant in Section 10.3 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Distribution and (C) at least 10 Business Days prior to each such Distribution the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (A) and clause (B) above.

(b)Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions no more onerous than those under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15 or otherwise permitted by Section 10.2.17.

Notwithstanding the foregoing, the preceding provisions of this Section shall not prohibit, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (x) the repurchase, redemption or other acquisition or retirement for value any Equity Interests of any Obligor held by any current or former officer, director or employee of any Obligor pursuant to any restricted stock agreements, restricted stock unit agreements, equity subscription agreement, stock option agreement, shareholders' agreement or similar plan or agreement, or (y) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; provided, that the aggregate amount paid under the foregoing clause

(i)	may not exceed $5,000,000 during any twelve month period.

10.2.5 Investments. Make any Investment other than Permitted Investments.

10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Dispositions.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a)
(i)loans and advances to employees, officers, and directors of an Obligor or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Company so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Company, (ii) loans and advances to employees and officers of an Obligor or any of its Subsidiaries for salary, travel expenses, commissions and similar items in the Ordinary Course of Business, (iii) loans and advances for driver education or training made in the Ordinary Course of Business, and (iv) loans and advances in the Ordinary Course of Business to any owner operator or similar individual performing services for an Obligor or any of its Subsidiaries to finance the purchase, lease, maintenance or repair of Revenue Equipment so long as, if the amount outstanding to any owner operator or similar individual performing services for an Obligor or any of its Subsidiaries is greater than $10,000, then (x) until the earlier of (A) Full Payment of the Obligations and (B) the time the applicable owner operator or similar individual pays in full its obligations owing to the applicable Obligor in respect of the purchase or lease of Revenue Equipment, the Revenue Equipment purchased or leased is subject to a valid certificate of title which lists Agent as the first and sole lienholder and (y) such Obligor or its applicable Subsidiary has delivered to Agent the original executed promissory note evidencing the Debt from such owner operator or similar individual in favor of such Obligor or such Subsidiary; provided, that the aggregate amount of all loans and advances made in accordance with this clause (a) shall not exceed $10,000,000 at any one time outstanding; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) Permitted Intercompany Advances described under clause (a) of the definition thereof and, as long as no Default or Event of Default exists, other Permitted Intercompany Advances described under clauses (b) and (c) of the definition thereof.

10.2.8 Restrictions on Payment of Certain Debt. Make (a) any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt; or (b) any prepayment, redemption, retirement, defeasance or acquisition (a “Prepayment”) of any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent) other than so long as
(i) no Default or Event of Default exists or is caused thereby, (ii) either (A) pro forma Availability shall be not less than the 20% of the Revolver Commitments for each day during the 30 day period prior to such Prepayment and immediately after giving effect thereto; or (B) both (x) pro forma Availability shall be not less than 12.5% of the Revolver Commitments for each day during the 30 day period prior to such Prepayment and immediately after giving effect thereto and (y) the Obligors are in pro forma compliance with the financial covenant in Section 10.3 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Prepayment and (C) at least 10 Business Days prior to each such Prepayment the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (i) and clause (ii) above.

10.2.9 Fundamental Changes. (a) Except upon at least 30 days' notice to Agent, (i) change its name or conduct business under a fictitious name, (ii) change its tax, charter or other organizational identification number, or (iii) change its form or state of organization; or (b) (i) liquidate, wind up its affairs or dissolve or Divide itself or (ii) merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (x) mergers or consolidations of a wholly-owned Subsidiary that is an Obligor with another wholly-owned Subsidiary that is an Obligor or a wholly-owned Subsidiary that is not an Obligor with another wholly-owned Subsidiary that is not an Obligor; (y) an Obligor may permit another Person to merge or consolidate with such Obligor or a Subsidiary in order to effect an Investment permitted in Section 10.2.5 (provided that the surviving entity is such Obligor or a Subsidiary); or (z) Permitted Acquisitions.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to Divide or to issue any additional Equity Interests except directors' qualifying shares and any Equity Interests issued to Obligors constituting Collateral hereunder.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except (a) in connection with a transaction permitted under Section 10.2.9, (b) to adopt a Shareholder Rights Plan or (c) otherwise as would not have a material and adverse effect on the interests of the Lender Parties.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases, licenses and other contracts; (d) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the Ordinary Course of Business; (e) restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business; and (f) relating to any other action expressly permitted hereunder as long as the restrictions (i) apply only to such action and not to any of the Obligations or, subject to Permitted Liens, any Collateral, and (ii) would not otherwise have a material and adverse effect on the interests of the Lender Parties.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business.    Engage in any business, other than its business as conducted on the Closing Date, businesses reasonably related thereto and any activities incidental thereto.

10.2.17 Affiliate Transactions.    Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, loans and advances permitted pursuant to Section 10.2.7 and payment of customary directors' fees and indemnities; (c) transactions solely among Obligors; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; (e) transactions with Affiliates in the Ordinary Course of Business; (f) transactions with Affiliates upon fair and reasonable terms not materially less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate and disclosed to Agent if in excess of $1,000,000; (g) any issuances of Equity Interests or other payments, awards or grants in cash, securities or otherwise made to officers, directors, employees, or consultants pursuant to employment agreements, stock options and stock ownership plans of the Company approved by the Company's Board of Directors or a committee thereof; (h) cooperation agreements or similar agreements with any one or more 10% or greater shareholders of the Company where monetary obligations on the part of any Obligor are limited to customary terms for agreements of this nature; and agreements in connection with sales or other dispositions of Equity Interests of the Company by any one or more 10% or greater shareholders of the Company where monetary obligations on the part of any Obligor are limited to customary terms for agreements of this nature.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt by $1,000,000 or more, or increases any required payment of principal or interest, except ratably with such increase; (b) accelerates the date on which any installment of principal or any interest is due to a date 180 days prior to the Maturity Date, or adds any additional redemption, put, prepayment or similar provisions with a date 180 days prior to the Maturity Date; (c) shortens the final maturity date to a date 180 days prior to the Maturity Date or accelerates amortization, except ratably with any such shortening; (d) increases the interest rate, except to reflect any market conditions; (e) increases or adds any fees or charges, other than customary consent or amendment fees; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (g) results in all or any portion of the Obligations not being fully benefited by the subordination provisions thereof.

10.2.20 Post-Closing. The Borrowers shall deliver to the Agent each of the items set forth on Schedule 10.2.20 within the timeframes set forth therein.

10.3    Financial Covenant.    As long as any Commitments or Obligations are outstanding, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 while a Financial Covenant Trigger Period is in effect, measured as of the end of the most recent Twelve Month Period for which financial statements required under Section 10.1.2(b) were delivered hereunder prior to the Financial Covenant Trigger Period and at the end of each Twelve Month Period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

SECTION 11 EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)Any Obligor fails to pay when due (whether at stated maturity, on demand, upon acceleration or otherwise) (a) all or any portion of the Obligations (other than Debt with respect to Bank Products to the extent, if any, that the agreement(s) governing such Debt expressly provide for a grace period with respect to the failure to pay such principal or the equivalent thereof) consisting of interest, fees, or charges due the Lender Parties, any Claims incurred by or asserted against any Lender Party, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.3, 7.4, 8.1, 8.5.2, 10.1.1, 10.1.2, 10.1.3(d), 10.1.7, or 10.1.9 and such failure shall continue for a period of 3 Business Days beyond any applicable cure period contained therein;

(d)An Obligor breaches or fails to perform any covenant contained in Section 8.2.4, 8.2.5, 10.2 or 10.3;

(e)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has actual knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(f)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders and other than UCC financing statements (if any) the effectiveness of which have lapsed as a result of Agent's failure to file proper continuation statements as required by the UCC);

(g)Any breach or default of an Obligor occurs under (i) any Hedging Agreement involving an aggregate amount in excess of $3,000,000; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $3,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(h)Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors outstanding at such time, $4,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and (i) enforcement proceedings shall have been stayed, (ii) such judgment, order or enforcement proceeding remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of 30 days or more or (iii) any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Obligor to enforce any such judgment;

(i)Reserved;

(j)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation with the effect that such Obligor is unable to continue operating its business for a material period of time; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Obligors, taken as a whole, cease to be Solvent;

(k)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed or stayed within 60 days after filing, or an order for relief is entered in the proceeding; or

(l)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in material liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(m)A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, which license or other right shall not be exercised by Agent except during the continuation of any Default or Event of Default or if and to the extent determined by Agent in good faith necessary or appropriate to prevent the occurrence of, or to mitigate the effects of, a (or an anticipated) Material Adverse Effect. Each Obligor's rights and interests under Intellectual Property shall inure to Agent's benefit. The license granted in this Section shall immediately terminate upon Full Payment of the Obligations and termination of this Agreement in accordance with its terms.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12 AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals.    Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 Agreements Regarding Collateral and Borrower Materials.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Secured Parties hereby authorize Agent to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this Section, all without the further consent or joinder of any Secured Party. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral ("Report"). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations, in each case under this clause (c), except as permitted under Section 14.12. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3 Reliance By Agent.    Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it tobe genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower Agent or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent's prior consent.

12.6 Indemnification.    EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF

AGENT), EXCEPT TO THE EXTENT A CLAIM IS DETERMINED IN A FINAL, NON- APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE, AS APPLLICABLE. In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor to replace the resigning Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent's resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation, the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an "Arranger," "Bookrunner" or "Agent" of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider's Secured Bank Product Obligations.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.15 ERISA Representation.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent, Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Obligor, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the

Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent, Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Obligor, that:

(i)none of Agent, Arranger, and their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to Agent, Arranger, and their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)Agent and Arranger each hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 13 BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Obligors agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Obligor, Guarantor or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Obligors agree that each Participant shall have a right of set- off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that any payment by Borrowers to such Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers' obligations hereunder to the extent of such payment, and that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent have no obligation to determine whether any assignee is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Agent, including payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible

Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14 MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender's Obligations; or (iv) amend this clause (c);

(d)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base, Eligible Accounts Formula Amount or Eligible Revenue Equipment Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) release or subordinate the Agent's Lien with respect to all or substantially all Collateral; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e)without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.

14.1.2 Limitations.    The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified. Notwithstanding any of the foregoing, Agent, acting in its sole discretion, reasonably exercised, and the Obligors may (without the consent of any Lender) amend or supplement this Agreement and the other Loan Documents to cure any ambiguity, defect or inconsistency or to make a modification of a minor, consistency or technical nature or to correct a manifest error.

14.1.3 Payment for Consents.    No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any

Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity.    EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3 Notices and Communications.

14.3.1 Notice Address.    Subject    to    Section    4.1.4,    all    notices    and    other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first- class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2 Communications.    Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3 Platform.    Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform"). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower

Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4 Public Information. Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform. Secured Parties (a) acknowledge that Borrower Materials may include Obligors' material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor's securities and (b) agree to handle such material non-public information in accordance with Section 14.12.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.

14.4 Performance of Obligors' Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of a Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability.    Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, oral or written, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility.    In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality.    Each of Agent, Lenders and Issuing Bank agree to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its confidential information, but in no event less than a reasonably degree of care, except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self- regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor's obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility that is for league table, tombstone and advertising purposes, and may use Obligors' logos, trademarks or product photographs in advertising materials. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered or that a reasonable person would consider confidential. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

14.14 GOVERNING LAW.    UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum.

14.15.1 Forum.    EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OFNEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions.    Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3 Judicial Reference.    If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent's option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors' management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law.

14.18 NO ORAL AGREEMENT.    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES     AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES

SECTION 15 GUARANTY OF OBLIGATIONS

15.1 Guaranty; Limitation of Liability. In order to induce the Lender Parties to enter into this Agreement and to induce the Lender Parties to extend credit hereunder and to induce the Lenders or their affiliates to provide Bank Products, and in recognition of the direct benefit received by the Subsidiary Guarantors from the extension of such credit and provision of such Bank Products, each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the undertaking by each Subsidiary Guarantor under this Section 15 being, as amended from time to time, the "Facility Guaranty") the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor (other than Excluded Swap Obligations) now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or any other Secured Party in enforcing any rights under this Facility Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Subsidiary Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving such other Obligor.

15.1.1 No Fraudulent Transfer. Each Subsidiary Guarantor, Agent and each other Secured Party, hereby confirms that it is the intention of such Persons that this Facility Guaranty and the obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Facility Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, each Subsidiary Guarantor, Agent and each of the other Secured Parties hereby irrevocably agree that such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Subsidiary Guarantor that are relevant under the laws referred to in the first sentence hereof, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the other Obligors in respect of the Obligations under any Loan Document, result in the Guaranteed Obligations and all other liabilities of each Subsidiary Guarantor under this Facility Guaranty not constituting a fraudulent transfer or conveyance.

15.1.2 Contribution.    Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Facility Guaranty, any other Loan Document or any other guaranty, each Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

15.2 Guaranty Absolute.    Each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Subsidiary Guarantor under or in respect of this Facility Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor to enforce this Facility Guaranty, irrespective of whether any action is brought against any Borrower or any other Obligor or whether any Borrower or any other Obligor is joined in any such action or actions. The liability of each Subsidiary Guarantor under this Facility Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Subsidiary Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, including any increase in the amount of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;

(c)any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents or any other assets of any Obligor; the failure of Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

(e)the fact that any Collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Subsidiary Guarantor that such Subsidiary Guarantor is not entering into this Facility Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any such Collateral;
(f)any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(g)any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Secured Party (each Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(h)the failure of any other Person to execute or deliver any Loan Document or any supplement thereto or any other guaranty or agreement or the release or reduction of liability of any Subsidiary Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(i)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety, other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations).

15.2.2 Reinstatement.    This Facility Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Obligor or otherwise, all as though such payment had not been made.

15.2.3 Guarantied Obligations Due. Each Subsidiary Guarantor hereby further agrees that, as between each Subsidiary Guarantor on the one hand, and Agent and the other Secured Parties, on the other hand, (i) the Guaranteed Obligations of each Subsidiary Guarantor may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 15.1, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Obligors guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 11.2, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Subsidiary Guarantor for all purposes of this Facility Guaranty.

15.3 Waivers and Acknowledgments. Each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Facility Guaranty and any requirement that Agent or any Secured Party protect, secure, perfect or insure any Lien on any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

15.3.1 Waiver of Right of Revocation.    Each Subsidiary Guarantor hereby unconditionally and irrevocably waives any right to revoke this Facility Guaranty and acknowledges that this Facility Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

15.3.2 Waiver of Defenses. Each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Agent or any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each Subsidiary Guarantor or other rights of each Subsidiary Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of each Subsidiary Guarantor hereunder.

15.3.3 Foreclosure.    Each Subsidiary Guarantor acknowledges that Agent may, without notice to or demand upon each Subsidiary Guarantor and without affecting the liability of each Subsidiary Guarantor under this Facility Guaranty, foreclose under any mortgage by nonjudicial sale, and each Subsidiary Guarantor hereby waives any defense to the recovery by Agent and the other Secured Parties against each Subsidiary Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

15.3.4 Waiver of Duty to Disclose.    Each    Subsidiary    Guarantor    hereby unconditionally and irrevocably waives any duty on the part of Agent or any Secured Party to disclose to each Subsidiary Guarantor any matter, fact or thing relating to the business, financial condition, operations, or performance of any other Obligor or any of its Subsidiaries now or hereafter known by Agent or such Secured Party.

15.3.5 Knowing Waivers.    Each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.2 and this Section 15.3 are knowingly made in contemplation of such benefits.

15.4 Subrogation. Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of each Subsidiary Guarantor's Obligations under or in respect of this Facility Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Secured Party against any Borrower, any other Obligor or any other insider guarantor or any

Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Facility Guaranty shall have been paid in full in cash, all U.S. Letters of Credit and all
U.S. Bank Product Debt shall have expired or been terminated or Cash Collateralized and the Commitments shall have expired or been terminated. If any amount shall be paid to each Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the Full Payment of the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of each Subsidiary Guarantor and shall forthwith be paid or delivered to Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Facility Guaranty thereafter arising. If any Subsidiary Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and Full Payment of the Guaranteed Obligations shall occur, then the Secured Parties will, at such Subsidiary Guarantor's request and expense, execute and deliver to such Subsidiary Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Subsidiary Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Subsidiary Guarantor pursuant to this Facility Guaranty.

15.5 Subordination.    Each Subsidiary Guarantor hereby subordinates any and all debts, liabilities and other obligations in the nature of borrowed money owed to each Subsidiary Guarantor by each other Obligor (as used in this Section 15, the "Intercompany Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 15.5.

15.6 Prohibited Payments, Etc. Except (a) during the continuance of any Event of Default under Sections 11.1(a) or (j) or (b) after notice from Agent or any Lender of any other Event of Default under this Agreement, each Subsidiary Guarantor may receive regularly scheduled payments from any other Obligor on account of the Intercompany Obligations. During the continuance of any Event of Default under Sections 11.1(a) or (j) or after notice from Agent or any Lender of any other Event of Default under this Agreement, however, each Subsidiary Guarantor shall not demand, accept or take any action to collect any payment on account of the Intercompany Obligations unless the Required Lenders otherwise agree.

15.7 Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to any other Obligor, each Subsidiary Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations, but including all interest, expenses and fees (including legal fees) accruing after the commencement of any Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (as used in this Section 15, "Post Petition Interest")) before each Subsidiary Guarantor receives payment of any Intercompany Obligations.

15.8 Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), each Subsidiary Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Intercompany Obligations as trustee for the Secured Parties and deliver such payments to Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of each Subsidiary Guarantor under the other provisions of this Facility Guaranty.

15.9 Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), Agent is authorized and empowered (but without any obligation to so do), in its discretion, in the name of each Subsidiary Guarantor, to collect and enforce, and to submit claims in respect of, Intercompany Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Subsidiary Guarantor (A) to collect and enforce, and to submit claims in respect of, Intercompany Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

15.10 Continuing Guaranty; Assignments. This Facility Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Full Payment of the Guaranty Obligations, (b) be binding upon each Subsidiary Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person who is an assignee under the Loan Documents, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 13.3. No Subsidiary Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

SECTION 16 AMENDMENT AND RESTATEMENT.

16.1 Amendment and Restatement; No Novation. On the Closing Date, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement and (a) all references to the Existing Loan Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Loan Agreement as amended and restated hereby, (b) all references to any section (or subsection) of the Existing Loan Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (c) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Loan Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Loan Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

16.2 Effect on Existing Loan Agreement and on the Obligations. On and after the Closing Date, (a) the Existing Loan Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (i) the incurrence by any Obligor of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Closing Date), (ii) the representations and warranties made by any Obligor prior to the Closing Date and (iii) any action or omission performed or required to be performed pursuant to the Existing Loan Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in such Existing Loan Agreement) and (b) the terms and conditions of this Agreement and the Secured Parties’ rights and remedies under the Loan Documents, shall apply to all Obligations incurred under the Existing Loan Agreement, the Notes issued thereunder and the Existing Letters of Credit.

16.3 No Implied Waivers.    Except as expressly provided in any Loan Document, this Agreement (a) shall not cure any breach of the Existing Loan Agreement or any “Default” or “Event of Default” thereunder existing prior to the date hereof and (b) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

16.4 Reaffirmation of Liens and Loan Documents.    Each Obligor reaffirms the Liens granted pursuant to the Existing Loan Agreement and the other Loan Documents to Agent, on behalf of itself and Secured Parties, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Obligations and the Security Documents, including the Liens created thereunder and under the Existing Loan Agreement, and all other Loan Documents executed in connection with the Existing Loan Agreement that are not superseded by corresponding Loan Documents executed and delivered in connection with this Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed and ratified.

16.5 Loans Under the Existing Loan Agreement. Each of the Borrowers acknowledges and agrees that as of the Closing Date, the outstanding Revolver Loans under (and as defined in) the Existing Loan Agreement are continued as Revolver Loans hereunder

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

USA TRUCK, INC., a Delaware corporation, as a Borrower and Borrower Agent

By: /s/ James D. Reed
Name: James D. Reed
Title: President and Chief Executive Officer

Address:
3200 Industrial Park Road
Van Buren, AR 72956
Attn: James D. Reed
Telecopy: 479-410-8044

DAVIS TRANSFER COMPANY INC, a Georgia corporation, as a Borrower

By: /s/ James D. Reed
Name: James D. Reed
Title: President and Chief Executive Officer

Address:
3200 Industrial Park Road
Van Buren, AR 72956
Attn: James D. Reed
Telecopy: 479-410-8044

DAVIS TRANSFER COMPANY INC, a Georgia corporation, as a Borrower

By: /s/ James D. Reed
Name: James D. Reed
Title: President and Chief Executive Officer

Address:
3200 Industrial Park Road
Van Buren, AR 72956
Attn: James D. Reed
Telecopy: 479-410-8044

Signature page to Amended and Restated Loan and Security Agreement

B & G LEASING, L.L.C., a Georgia limited liability company, as a Borrower

By: /s/ James D. Reed
Name: James D. Reed
Title: President and Chief Executive Officer

Address:
3200 Industrial Park Road
Van Buren, AR 72956
Attn: James D. Reed
Telecopy: 479-410-8044

SUBSIDIARY GUARANTORS

INTERNATIONAL FREIGHT SERVICES, INC., a Delaware corporation, as Guarantor

By: /s/ James D. Reed
Name: James D. Reed
Title: President and Chief Executive Officer

Address:
3200 Industrial Park Road
Van Buren, AR 72956
Attn: James D. Reed
Telecopy: 479-410-8044

Signature page to Amended and Restated Loan and Security Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By: /s/ Phil Nomura
Name: Phil Nomura
Title: Senior Vice President

Address:
135 S. LaSalle Street, Suite 927
Chicago, IL 60603
Attn: Phil Nomura
philip.nomura@baml.com

Signature page to Amended and Restated Loan and Security Agreement

SUNTRUST BANK, as Lender

By: /s/ Scott Wheeler
Name: Scott Wheeler
Title: Vice President

Address:
3333 Peachtree Road, 9th Floor
Atlanta, Georgia 30326
Attention: ABL Portfolio Manager - USA Truck
Telecopy Number: (404) 926-5646

Signature page to Amended and Restated Loan and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender

By: /s/ Ron Zeiber
Name: Ron Zeiber
Title: Vice President

Address:
2100 Ross Avenue, Suite 1850
Dallas, TX 75201
Attn: Jeff Marchetti
Fax: 214-871-2015

Signature page to Amended and Restated Loan and Security Agreement

BMO HARRIS BANK N.A., as Lender

By: /s/ William J. Kennedy
Name: William J. Kennedy
Title: Vice President

Address:
111 W Monroe 20E
Chicago, IL 60603
Telecopy: 312-765-1641

Signature page to Amended and Restated Loan and Security Agreement

EXHIBIT A

to
Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Loan and Security Agreement dated as of January 31, 2019, as may be further amended ("Loan Agreement"), among [BORROWER 1], [BORROWER 2] and [BORROWER 3] (collectively, "Borrowers"), BANK OF AMERICA, N.A., as agent ("Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders. Terms are used herein as defined in the Loan Agreement.

________________________________________("Assignor") and _____________________________     ("Assignee") agree as follows:

1.Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from
Assignor (a) a principal amount of $_____ of Assignor's outstanding Revolver Loans and $_____     of Assignor's participations in LC Obligations, and (b) the amount of $    of Assignor's Revolver Commitment (which represents    % of the total Revolver Commitments), (the foregoing items being, collectively, "Assigned Interest"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date ("Effective Date") indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts accrue on or after the Effective Date.

2.Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $_____ , and the outstanding balance of its Revolver Loans and participations in LC Obligations is $_____; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3.Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a "Lender" under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt "prohibited transaction" under Section 406 of ERISA.

4.This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No. Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No. Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of    ____________.

("Assignee")

By
Title:

("Assignee")

By
Title:

EXHIBIT B
to
Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Amended and Restated Loan and Security Agreement dated as of January 31, 2019, as may be further amended ("Loan Agreement"), among [BORROWER 1], [BORROWER 2] and [BORROWER 3] (collectively, "Borrowers"), BANK OF AMERICA, N.A., as agent ("Agent") for the financial institutions from time to time party to the Loan Agreement ("Lenders"), and such Lenders; and (2) the Assignment and Acceptance dated as of _____, 20__     ("Assignment"), between _____________    ("Assignor") and     _______________ ("Assignee"). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor's intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $ ________    of Assignor's outstanding Revolver Loans and $ ________ of     Assignor's participations in LC Obligations, and (b) the amount of $ _______ of Assignor's Revolver Commitment (which represents ______% of the total Revolver Commitments) (the foregoing items being, collectively, the "Assigned Interest"), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date ("Effective Date") indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor's obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor's Revolver Commitment to be reduced by $ _______, and Assignee's Revolver Commitment to be increased by $ _______.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of __________.

("Assignee")

By
Title:

("Assignee")

By
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

* No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,
as Agent

By
Title:

111321298

SCHEDULE 1.1
to
Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitments
Bank of America, N.A.	$90,000,000
BMO Harris Bank N.A.	$55,000,000
SunTrust Bank	$50,000,000
PNC Bank, National Association	$30,000,000
$225,000,000

SCHEDULE 7.3.1
to
Amended and Restated Loan and Security Agreement

PLEDGED INTERESTS

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
International Freight Services, Inc.	USA Truck, Inc.	2	1,000 shares/100%	100%
Davis Transfer Company Inc	USA Truck, Inc.	14	2,000 shares/100%	100%
Davis Transfer Logistics INC.	USA Truck, Inc.	7	1,000 shares/100%	100%
B & G Leasing, L.L.C.	USA Truck, Inc.	N/A	100%	100%

SCHEDULE 8.4
to
Amended and Restated Loan and Security Agreement

DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number
Bank of America 200 West Capitol Avenue Little Rock, AR 72201	Operating
Bank of America 200 West Capitol Avenue Little Rock, AR 72201	Collateral Reserve
Bank of America 200 West Capitol Avenue Little Rock, AR 72201	EFT
Bank of America 200 West Capitol Avenue Little Rock, AR 72201	Disbursement
Bank of America 200 West Capitol Avenue Little Rock, AR 72201	Payroll
U.S. Bank 1 Riverfront Place North Little Rock, AR 72114	Disbursement
U.S. Bank 1 Riverfront Place North Little Rock, AR 72114	Disbursement
Canadian Imperial Bank of Commerce Mississauga City Centre 1 City Centre Drive, Suite 210 Mississauga, ON L5B 1M2	Disbursement
Stephens Inc. 111 Center Street Little Rock, AR 72201	Investment
Wells Fargo 171 17th Street NW, Suite 100 Atlanta, GA 30363	Operating
Wells Fargo 171 17th Street NW, Suite 100 Atlanta, GA 30363	Operating
Wells Fargo 171 17th Street NW, Suite 100 Atlanta, GA 30363	Operating

SCHEDULE 8.5.1
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Amended and Restated Loan and Security Agreement

LOCATIONS OF NON-EQUIPMENT COLLATERAL

(a)	Principal Offices:

1.Each Borrower currently has the following principal office:

Borrower	Address	City	County	State
USA Truck, Inc.	3200 Industrial Park Road	Van Buren	Crawford	Arkansas
Davis Transfer Company Inc	3200 Industrial Park Road	Van Buren	Crawford	Arkansas
Davis Transfer Logistics INC.	3200 Industrial Park Road	Van Buren	Crawford	Arkansas
B & G Leasing, L.L.C.	3200 Industrial Park Road	Van Buren	Crawford	Arkansas

2.	Each Subsidiary currently has the following principal office:

Borrower	Address	City	County	State
International Freight Services, Inc.	4202 Pan American Boulevard	Laredo	Webb	Texas

3.In the five years preceding the Closing Date, Borrowers and Subsidiaries have had the following business locations in addition to those set forth above:

None.

(b)	Locations of Equipment

The Borrower and their Subsidiaries have Equipment constituting Collateral at the following locations:

1.	Owned Locations:

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located on Real Property
USA Truck, Inc.	2600 I-55 North Service Road West, West Memphis, Arkansas	Terminal or office space	Terminal or office buildings
USA Truck, Inc.	3200 Industrial Park Road, Van Buren, AR	General office	Terminal and office buildings
USA Truck, Inc.	3108 Industrial Park Road, Van Buren, Arkansas	Terminal space and office space	Terminal and office buildings
USA Truck, Inc.	3010 Industrial Park Road, Van Buren, Arkansas	Lease space	(2) Buildings and 34 Acres
USA Truck, Inc.	3006 Industrial Park Road, Van Buren, Arkansas	Warehouse & storage	Warehouse building
USA Truck, Inc.	S. 28th Street, Van Buren, Arkansas	Parking space	Gravel Parking
USA Truck, Inc.	11777 N. Dixie Dr., Vandalia, Ohio	Terminal and office space	Terminal and office building
International Freight Services, Inc.	4202 Pan American Blvd., Laredo, Texas	Yard space	None.

2.	Leased Locations:

Lessor	Lessee	Property Address	Term/ Expiration Date	Encumbered	Option to Purchase or Renew	Use & Monthly Rent
Office Lakeview, LLC 5100 S. Thompson St. Springdale, Arkansas 72764	USA Truck, Inc.	5100 S. Thompson St., Suites 204, 205, 209 Springdale, Arkansas 72764		No	No
PEVI Lava Ridge, LLC., 50 West Liberty St. Ste 250 Reno, NV 89501	USA Truck, Inc.	3001 Lava Ridge Court, Suite 235 Roseville, California		No	Yes; option to renew for one additional 2-year term
APG PCE, LLC c/o Atlanta Property Group, LLC Peachtree 25th Building, Suite 900 1718 Peachtree Street Atlanta, Georgia 30309	USA Truck, Inc.	47 Perimeter Center East, Suite 445 College Park, Georgia		No	Yes; option to extend term by one additional 3-year period
North Central Tower, LP 5055 Keller Springs Road, Ste. 300 Addison, TX 75001	USA Truck, Inc.	1201 West St. Ste 110 & 120 Plano, TX 75075		No	No
Seattle Heavy Industries, LLC 1002 N. Meridan, #100, PMP 261 Puyallup, WA 98371	USA Truck, Inc.	929 East Main 250 Puyallup, WA 98372		No	No
Salta, L.L.C. 2202 W. 166th St. Markham, IL 60428	USA Truck, Inc.	141 E. 168th Street South Holland, Illinois		No	Yes;
Hinsdale Mgmt. Corp. 21 Spinning Wheel Road Hinsdale, IL 60521	USA Truck, Inc.	1000 Jorie Blvd. #224 Oak Brook, IL		No	No

Lessor	Lessee	Property Address	Term/ Expiration Date	Encumbered	Option to Purchase or Renew	Use & Monthly Rent
B.H. Transportation Company 4301 Pan American Blvd. Laredo, TX 78045	Internation al Freight Services, Inc.	4206 Pan American Boulevard Laredo, Texas 78045		No	Yes; option to extend term by one additional 2-year period

Jan Thomas	USA Truck, Inc.	2600 I-55 North Service Road West, West Memphis, Arkansas	No	No
Industrial Outdoor Ventures IOV 2124 Forest LLC 10 N. Martingale Road, Ste. 560 Schaumburg, IL 60173	USA Truck, Inc.	2121 Forest Parkway Morrow, GA 30260	No	No
The Trophy Club, LLC 3887 North Highway 52 Lebanon, IN 46052	USA Truck, Inc.	3887 North Highway 52 Lebanon, IN 46052	No	Yes; option to renew for consecutive terms.
Davis Enterprises Group, LLC	Davis Transfer Company Inc	520 Busha Road Carnesville, GA 30521	No	Yes
TGD, LLC	Davis Transfer Company Inc	3371 Madison Highway, Valdosta, GA 31601	No	Yes
AUCT Inc.	Davis Transfer Company Inc	3225 Swindell Road, Lakeland, FL 33805	No	No

Lessor	Lessee	Property Address	Term/ Expiration Date	Encumbered	Option to Purchase or Renew	Use & Monthly Rent
TGD, LLC	Davis Transfer Company Inc	675 Pulaski Street, Athens, GA 30601		No	N

SCHEDULE 8.5.2
to
Amended and Restated Loan and Security Agreement

APPROVED SELF-INSURANCE PROGRAM

The Company self-insures for a portion of claims exposure in the following areas: cargo loss and damages; personal injury; property damage; worker’s compensation; and employee medical claims. The Company’s self-insurance retention levels are $0.5 million for workers’ compensation claims per occurrence, $0.05 million for cargo loss and damage claims per occurrence and $1.0 million for bodily injury and property damage claims per occurrence. For medical benefits, the Company self-insures up to $0.25 million per plan participant per year with an aggregate claim exposure limit determined by the Company’s year-to-date claims experience and its number of covered individuals. The Company is completely self-insured for physical damage to its own tractors and trailers, except that the Company carries catastrophic physical damage coverage to protect against natural disasters. The Company maintains insurance above the amounts for which it self-insures, to certain limits, with licensed insurance carriers. The Company has excess general, auto and employer’s liability coverage in amounts substantially exceeding minimum legal requirements.

SCHEDULE 9.1.4
to
Amended and Restated Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

1.The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
USA Truck, Inc.	Delaware	30,000,000 common shares are authorized	12,011,837 issued as of December 31, 2018.
USA Truck, Inc.	Delaware	1,000,000 preferred shares are authorized	None issued as of December 31, 2018.
International Freight Services, Inc.	Delaware	1,000 common shares are authorized	1,000 shares issued
Davis Transfer Company Inc	Georgia	2,000 common shares are authorized	2,000 shares issued
Davis Transfer Logistics INC.	Georgia	1,000 common shares are authorized	1,000 shares issued
B & G Leasing, L.L.C.	Georgia	N/A	100%

2.	The record holders of Equity Interests of each Borrower and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner
USA Truck, Inc.	Common	12,011,837 issued as of December 31, 2018.	Equity Interests are publicly owned
International Freight Services, Inc.	Common	1,000	USA Truck, Inc.
Davis Transfer Company Inc	Common	2,000	USA Truck, Inc.
Davis Transfer Logistics INC.	Common	1,000	USA Truck, Inc.
B & G Leasing, L.L.C.	N/A	100%	USA Truck, Inc.

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows: None.
4.In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:

Acquisition by USA Truck, Inc. of the issued and outstanding Equity Interests of Davis Transfer Company Inc, Davis Transfer Logistics INC., and B & G Leasing, L.L.C. effective October 18, 2018.

SCHEDULE 9.1.8
to
Amended and Restated Loan and Security Agreement

SURETY OBLIGATIONS

None.

SCHEDULE 9.1.11
to
Amended and Restated Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Borrowers' and Subsidiaries' patents:

Patent	Owner	Status in Patent Office	Federal Registration No.	Registration Date
None.

2. Borrowers' and Subsidiaries' trademarks:

3. Borrowers' and Subsidiaries' copyrights:

Copyright	Owner	Status in Copyright Office	Federal Registration No.	Registration Date
None.

4. Borrowers' and Subsidiaries' material Intellectual Property licenses:

Licensor	Description of License	Term of License	Royalties Payable
TMW Systems, Inc.	Non-exclusive license for USA Truck, Inc. to use the TMWSuite software product (truck management)
TMW Systems, Inc.	Non-exclusive license for Davis Transfer Company Inc to use the TMWSuite software product (truck management)

SCHEDULE 9.1.12
to
Amended and Restated Loan and Security Agreement

GOVERNMENTAL APPROVALS

None.

SCHEDULE 9.1.14
to
Amended and Restated Loan and Security Agreement

ENVIRONMENTAL MATTERS

None.

SCHEDULE 9.1.15
to
Amended and Restated Loan and Security Agreement

RESTRICTIVE AGREEMENTS

None.

SCHEDULE 9.1.16
to
Amended and Restated Loan and Security Agreement

LITIGATION

1.	Proceedings and investigations pending against Borrowers or Subsidiaries: None.

2.	Threatened proceedings or investigations of which any Borrower or Subsidiary is aware: None.

3.	Pending Commercial Tort Claim(s) of any Obligor: None.

SCHEDULE 9.1.18
to
Amended and Restated Loan and Security Agreement

ERISA MATTERS

None.

SCHEDULE 9.1.20
to
Amended and Restated Loan and Security Agreement

LABOR CONTRACTS

Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

None relating to labor relations.

SCHEDULE 10.2.1
to
Amended and Restated Loan and Security Agreement

EXISTING DEBT

Any and all Borrowed Money evidenced by the following:

1.	Capital Leases for Revenue Equipment (in an aggregate amount of approximately $65,474,347):

Lease #	Lessee	Lessor
30865	USA Truck, Inc.	BMO Harris
31040	USA Truck, Inc.	BMO Harris
31077	USA Truck, Inc.	BMO Harris
31032	USA Truck, Inc.	BMO Harris
31268	USA Truck, Inc.	BMO Harris
31327	USA Truck, Inc.	BMO Harris
7000	USA Truck, Inc.	PNC
8000	USA Truck, Inc.	PNC
01	USA Truck, Inc.	CIT
03	USA Truck, Inc.	Paccar Financial
04	USA Truck, Inc.	Paccar Financial
05	USA Truck, Inc.	Paccar Financial
06	USA Truck, Inc.	Paccar Financial
07	USA Truck, Inc.	Paccar Financial
08	USA Truck, Inc.	Paccar Financial
09	USA Truck, Inc.	Paccar Financial
10	USA Truck, Inc.	Paccar Financial
11	USA Truck, Inc.	Paccar Financial
12	USA Truck, Inc.	Paccar Financial
13	USA Truck, Inc.	Paccar Financial
14	USA Truck, Inc.	Paccar Financial
15	USA Truck, Inc.	Paccar Financial
16	USA Truck, Inc.	Paccar Financial

2.	Unsecured note payable for insurance (in the approximate amount of $3,724,635):

Borrower	Lender
USA Truck, Inc.	AFCO Premium Credit LLC

3.	The following letters of credit:

Beneficiary Name	Outstanding Amount	Type of Coverage
Bodily Injury and/or property damage claimants		Bodily Injury and/or Property Damage Liability
Arkansas Workers' Compensation Commission		Arkansas Self-Insure
Louisiana Department of Labor, Office of Workers' Compensation Administration		Workers' Compensation
Ace American Insurance Co.		Ace requirement on self-insurance layer

SCHEDULE 10.2.2
to
Amended and Restated Loan and Security Agreement

EXISTING LIENS

Jurisdiction	Debtor	File Number	File Date	Secured Party	Collateral Type
Delaware Secretary of State	USA Truck, Inc.	20142574382	06/30/2014	IBM CREDIT LLC	Leased equipment and related software and proceeds
		20143647039	09/03/2014	GREATAMERICA FINANCIAL SERVICES CORPORATION	Leased equipment, products, proceeds and attachments
		20144520532	10/31/2014	GREATAMERICA FINANCIAL SERVICES CORPORATION	Leased equipment, products, proceeds and attachments
		20144719019	11/12/2014	GREATAMERICA FINANCIAL SERVICES CORPORATION	Leased equipment, products, proceeds and attachments
		20150924976	03/05/2015	THOMPSON TRACTOR CO., INC.	Specific Mitsubishi equipment and proceeds
		20154107669	09/16/2015	BMO HARRIS EQUIPMENT FINANCE COMPANY	Scheduled leased equipment (vehicles), including all attachments, accessories, appurtenances, accessions, substitutions and insurance proceeds
		20154655477	10/13/2015	BMO HARRIS EQUIPMENT FINANCE COMPANY	Scheduled leased equipment (vehicles), including all attachments, accessories, appurtenances, accessions, substitutions and insurance proceeds
		20154655485	10/13/2015	BMO HARRIS EQUIPMENT FINANCE COMPANY	Scheduled leased equipment (vehicles), including all attachments, accessories, appurtenances, accessions, substitutions and insurance proceeds
		20155450753	11/18/2015	BMO HARRIS EQUIPMENT FINANCE COMPANY	Scheduled leased equipment (vehicles), including all attachments, accessories, appurtenances, accessions, substitutions and insurance proceeds
20162251344	04/15/2016	BMO HARRIS EQUIPMENT FINANCE COMPANY	Scheduled leased equipment (vehicles), including all attachments, accessories, appurtenances, accessions, substitutions and insurance proceeds
20162657755	05/04/2016	BMO HARRIS EQUIPMENT FINANCE COMPANY	Scheduled leased equipment (vehicles), including all attachments, accessories, appurtenances, accessions, substitutions and insurance proceeds
20174029739	06/19/2017	SUMITOMO MITSUI FINANCE & LEASING CO., LTD.	Vehicles - equipment described on Fair Market Value Purchase Option Schedule Vehicle Schedule # 14444-1786-0001 and all assets related thereto
20175097230	08/01/2017	HANMI BANK	All equipment, subject to Agreement #9416- VB-15337, and any related schedules thereto, and related assets
20177918156	11/30/2017	CIT BANK, N.A.	Leased vehicles and related assets
20186611715	09/25/2018	C T CORPORATION SYSTEM, AS REPRESENTATIVE	Leased equipment, personal property and other assets, as described in Agreement # 2213279
20189017191	12/27/2018	C T CORPORATION SYSTEM, AS REPRESENTATIVE	Leased equipment, personal property and other assets, as described in Agreement # 2306154

SCHEDULE 10.2.5
to
Amended and Restated Loan and Security Agreement

EXISTING INVESTMENTS

None.

SCHEDULE 10.2.17
to
Amended and Restated Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

Agreements under the following:

1.
USA Truck, Inc. 2014 Omnibus Incentive Plan (Appendix A to USA Truck’s definitive proxy statement, filed with the SEC on April 25, 2014), as amended by the First Amendment to the USA Truck, Inc. 2014 Omnibus Incentive Plan (Appendix A to USA Truck’s definitive proxy statement, filed with the SEC on April 4, 2017).

2.
Employee Stock Purchase Plan, as amended and restated effective October 16, 2002 (Exhibit 10.5 to USA Truck’s annual report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 7, 2003).

3.
Commercial Lease by and between Davis Transfer Company Inc, as tenant, and TGD, LLC, as landlord, dated October 18, 2018, for the lease of industrial space located at 3371 Madison Highway, Valdosta, Georgia 31601, with a monthly rent of X.

4.
Amended and Restated Commercial Lease by and between Davis Transfer Company Inc, as tenant, and TGD, LLC, as landlord, dated October 18, 2018, for the lease of office space located at 675 Pulaski Street, Athens, Georgia 30601, with a monthly rent of X.

SCHEDULE 10.2.20
to
Loan and Security Agreement

POST-CLOSING

1.
The Agent shall have received evidence of the termination of the original UCC financing statement number 007-2016-042595 in which Mercedes-Benz Financial Services USA LLC is the secured party and Davis Transfer Company Inc is the debtor, within thirty (30) days of the Closing Date.

2.
The Agent shall have received evidence that all of the Borrowers’ principal cash management and other treasury management services with third party institutions (including, without limitation, the Deposit Accounts with Wells Fargo Bank, National Association) have been terminated, and all such cash management and other treasury management services shall be established with Bank of America or one or more of the Lenders within thirty (30) days of the Closing Date.

3.
The Agent shall deem all Revenue Equipment Perfection Actions satisfied as of the Closing Date for the purpose of the definition of Eligible Revenue Equipment so long as the Obligors or the Approved Collateral Agent shall have delivered a duly completed application to the applicable Title Filing Office to complete the actions specified in clause (b) of the definition of Revenue Equipment Perfection Actions and paid all fees in connection therewith, within thirty (30) days from the Closing Date.

4.
The Agent shall have received duly executed Deposit Account Control Agreements over each of the Deposit Accounts located at Bank of America in form and substance satisfactory to the Agent within forty five (45) days of the Closing Date.